Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

PRODUCT SUPPLEMENT NO. 8 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company

Medium-Term Notes, Series K

Commodity Linked Securities

Upside Participation With Partial Downside Protection

The notes:

•	We may offer from time to time Commodity Linked Securities, Upside Participation With Partial Downside Protection (the “notes”). The notes will be senior unsecured debt securities of Wells Fargo & Company and part of a series entitled “Medium-Term Notes, Series K” and will be linked to a commodity index or a basket of commodity indices (referred to herein as a “market measure”). This prospectus supplement, which we refer to as a “product supplement,” describes some of the general terms that apply to the notes. When we offer the notes, we will provide investors with a pricing supplement (a “pricing supplement”) which will describe the specific terms of that issue of notes. The pricing supplement will identify the market measure that will be used to calculate the return on the notes offered thereby and any additions or changes to the description of the market measure provided in this product supplement and to the terms specified in this product supplement.
•	The notes are designed for investors who are seeking exposure to a specific market measure and who anticipate that the level of such market measure will increase from the starting level of the market measure on the pricing date to the ending level of the market measure as determined on the calculation day or on the calculation days during the calculation period, as the case may be, prior to the stated maturity date of such issue of notes. Investors must be willing to forego interest payments on the notes and be willing to accept a payment per note on the stated maturity date (the “redemption amount”) that may be less than the original public offering price of the notes (the “original offering price”).
•	A market measure may be a commodity index or a basket comprised of two or more commodity indices (in which case each such commodity index will be referred to as a “basket component”).
•	There will be no payments on the notes prior to the stated maturity date, and we cannot redeem the notes prior to the stated maturity date.
•	You will not receive a fixed amount on the notes at stated maturity. In addition, the amount you receive on the notes may be subject to a limit described in this product supplement and the applicable pricing supplement (the “capped value”). If the notes are subject to a capped value, your potential return on the notes will be limited.
•	The notes will not be listed on any securities exchange or automated quotation system.

Payment on the stated maturity date:

•	The redemption amount will be based upon the direction of and percentage change in the level of the market measure from its starting level to its ending level. If the ending level of the market measure:
•	is greater than the starting level, on the stated maturity date you will receive a payment per note equal to the original offering price per note plus an amount equal to the product of (A) the original offering price per note, (B) the percentage increase in the level of the market measure, and (C) the participation rate; provided that if the notes are subject to a capped value, the payment per note will not be greater than the capped value; or
•	is less than or equal to the starting level, on the stated maturity date you will receive a payment per note equal to the greater of (A) the original offering price per note minus an amount equal to the product of (i) the original offering price per note and (ii) the decline of the market measure (expressed as a percentage of the starting level) and (B) a percentage of the original offering price per note (less than 100%) specified in the applicable pricing supplement (the “minimum redemption amount”).
•	The participation rate, minimum redemption amount and capped value, if any, will be set forth in the applicable pricing supplement.

Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the notes involves risks. See “Risk Factors” beginning on page PS-4 of this product supplement.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wells Fargo Securities	Morgan Stanley

The date of this product supplement is September 20, 2010.

“Dow Jones,” “UBS,” “Dow Jones – UBS Commodity IndexSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG, as the case may be, and have been licensed for use by us. The notes, based on the performance of the Dow Jones – UBS Commodity Index, are not sponsored, endorsed, sold or promoted by CME Group Index Services LLC (“CME Indexes”), as assignee of Dow Jones, Dow Jones, UBS Securities LLC (“UBS”) or any of their respective subsidiaries or affiliates, and none of CME Indexes, Dow Jones, UBS or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in the notes.

“Jim Rogers”, “James Beeland Rogers, Jr.”, and “Rogers” are trademarks and service marks of, and “Rogers International Commodity Index” and “RICI” are registered trademarks of, Beeland Interests, Inc. (“Beeland”), which is owned and controlled by James Beeland Rogers, Jr. (“Rogers”), and are used subject to license. The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr. The notes linked to the Rogers International Commodity Index® – Excess Return, are not sponsored, endorsed, sold or promoted by Beeland or Rogers. Neither Beeland nor Rogers makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this Product Supplement or the advisability of investing in securities or commodities generally, or in notes linked to the Rogers International Commodity Index® – Excess Return or in futures particularly.

“Standard & Poor’s®,” “S&P®” and “S&P GSCI®” are trademarks of Standard & Poor’s and have been licensed for use by an affiliate of the Bank. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes. None of the S&P GSCI™ Index Excess Return, the S&P GSCI™ Agriculture Index Excess Return, the S&P GSCI™ Energy Index Excess Return, the S&P GSCI™ Industrial Metals Index Excess Return, the S&P GSCI™ Livestock Index Excess Return, the S&P GSCI™ Precious Metals Index Excess Return, the S&P GSCI™ Crude Oil Index Excess Return, the S&P GSCI™ Natural Gas Index Excess Return and the S&P GSCI™ Wheat Index Excess Return is owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

ABOUT THIS PRODUCT SUPPLEMENT

You should read this product supplement, together with the accompanying prospectus supplement dated April 23, 2010 and the prospectus dated June 4, 2009, and the applicable pricing supplement, as well as any free writing prospectus that we may file with the Securities and Exchange Commission (the “SEC”) from time to time, which together contain a description of the terms of the notes to be offered, and which supersede all prior or contemporaneous oral statements as well as any other written materials. For purposes of this product supplement, any reference to an applicable pricing supplement may also refer to a free writing prospectus, unless the context otherwise requires.

You should carefully consider, among other things, the matters set forth under “Risk Factors” in this product supplement and in the applicable pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

All disclosures contained in this product supplement and the applicable pricing supplement regarding any commodity index, including, without limitation, its make-up, its method of calculation and changes in its components and its historical closing levels, have been derived from publicly available information. The information reflects the policies of, and is subject to change by, the sponsor and/or publisher of the applicable commodity index (each, an “index sponsor”). Each commodity index is developed, calculated and maintained by its respective index sponsor. Neither we nor any of the agents has independently verified the accuracy or completeness of any information with respect to any commodity index or index sponsor in connection with the offer and sale of the notes. Furthermore, neither we nor any of the agents can give any assurance that all events occurring prior to the date of any offer and sale of notes (including events that would affect the accuracy or completeness of the publicly available information described herein or in the applicable pricing supplement) that would affect the level of any commodity index have been publicly disclosed. Subsequent disclosure of any such events could affect the redemption amount payable on the notes and therefore the value of the notes. Neither we nor any of the agents accepts any responsibility for the calculation, maintenance or publication of any commodity index or any successor commodity index.

Unless the context requires otherwise, any references herein or in any pricing supplement to any specific commodity index will include any successor commodity index to such commodity index and references to the index sponsor will include any successor thereto.

Unless otherwise specified in the applicable pricing supplement, we or one of our affiliates has contracted with the index sponsor of the commodity index or indices to which your notes may be linked for the rights to use such commodity index or indices and certain associated trademarks or service marks for each commodity index. We or one of our affiliates generally obtain these licenses either on an individual basis for a particular offering of notes or for a term of years. Although we anticipate that we or our affiliates will continue to enter into and renew such licenses, any such license could be terminated upon the occurrence of certain events in the future.

Defined terms used in this product supplement and not otherwise defined herein shall have the meanings ascribed to them in the accompanying prospectus supplement.

When we refer to “Wells Fargo,” “we,” “our” and “us” in this product supplement we mean only Wells Fargo & Company, and not Wells Fargo & Company together with any of its subsidiaries, unless the context indicates otherwise.

RISK FACTORS

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the applicable pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the notes may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances. As used in this product supplement, “designated contracts” refers to the futures contracts that comprise a commodity index, “index commodities” refers to the physical commodities underlying those designated contracts, and “settlement price” means, for each designated contract, the official settlement price for the relevant contract month as published by the futures exchange on which the index commodity trades.

Your Investment May Result In A Loss.

We will not repay you a fixed amount of principal on the notes on the stated maturity date. The redemption amount will depend on the direction of and percentage change in the level of the market measure from the starting level as specified in the applicable pricing supplement to the ending level as determined on the calculation day (as defined herein) or on the calculation days during the calculation period (as defined herein), as the case may be, prior to the stated maturity date. Because the level of any market measure will be subject to market fluctuations, the redemption amount you receive may be more or less than the original offering price of the notes.

If the ending level is less than the starting level, the redemption amount will be reduced by an amount equal to the decline in the level of the market measure (expressed as a percentage of the starting level) to, but not beyond, the minimum redemption amount. As a result, you may receive less, and possibly significantly less, than the original offering price per note even if the level of the market measure is greater than or equal to the starting level at certain points during the term of the notes.

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

The yield that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. Even if the ending level is greater than the starting level, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest-bearing debt securities, the notes do not guarantee the return of a principal amount on the stated maturity date.

If The Notes Are Subject To A Capped Value, Your Return Will Be Limited By The Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

If so specified in the applicable pricing supplement, your return on the notes may be subject to a capped value. If your notes are subject to a capped value, the opportunity to participate in the possible increases in the level of the market measure through an investment in the notes will be limited because the redemption amount will not exceed the capped value.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

No Periodic Interest Will Be Paid On The Notes, But You May Be Required To Accrue Interest Income Over The Term Of Notes That Have A Term Longer Than One Year.

No periodic payments of interest will be made on the notes. However, if the notes have a term of longer than one year, and assuming that the notes are not otherwise characterized and treated under the terms of the applicable pricing supplement, it is reasonable to characterize and treat the notes as debt instruments subject to special rules governing contingent payment obligations. Assuming such characterization and treatment is respected, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the notes based on the comparable yield and the projected payment schedule for the notes. This comparable yield and projected payment schedule is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual redemption amount will be. See “United States Federal Income Tax Considerations.”

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount or commission paid in connection with the initial distribution and structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which an agent or any other potential buyer may be willing to buy your notes will also be affected by any capped value applicable to the notes and by the market and other conditions discussed in the next risk factor.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the level of the market measure at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the notes, assuming all other conditions remain constant. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

•	Market Measure Performance. The value of the notes prior to maturity will depend substantially on the level of the market measure. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the market measure at such time is less than, equal to or not sufficiently above its starting level.

•	Capped Value. If the notes are subject to a capped value, the value of such notes prior to the stated maturity date will be affected by the capped value as we do not anticipate that the notes will trade in the secondary market above any capped value.

•	Participation Rate. If the participation rate is less than 100%, the value of the notes prior to the stated maturity date will be affected by the fact that the redemption amount will not fully reflect any appreciation of the market measure.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of A Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the market measure changes.

•	Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance of the designated contracts included in the market measure and the level of the market measure at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the level of the market measure during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the level of the market measure at such time relative to the starting level, may adversely affect the value of the notes.

•	Volatility Of Currency Exchange Rates. If the notes are linked to a market measure that includes designated contracts quoted in a foreign currency, the value of the notes may be affected if the volatility of the exchange rate between the U.S. dollar and such foreign currency changes.

•	Correlation Between Currency Exchange Rates And A Market Measure. Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and the foreign currencies in which the designated contracts included in a market measure may be denominated, on the one hand, and the percentage changes in that market measure, on the other hand. If the correlation between the exchange rate between the U.S. dollar and any of such foreign currencies and the applicable market measure changes, the value of the notes may be adversely affected.

•	Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the level of the market measure, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the market measure. In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes. One exception is that one or more significant decreases in the level of the market measure, whenever those decreases occur, may significantly decrease the value of the notes.

The Participation Rate May Not Fully Reflect Any Appreciation Of The Market Measure.

The redemption amount may be determined by reference to a participation rate that is less than 100%. In such event, you will not fully participate in any appreciation of the market measure and the redemption amount will reflect less than 100% of the appreciation, if any, in the value of the market measure.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agents and/or their affiliates may purchase the notes from holders, they are not obligated to do so and are not required to and do not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which an agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Your Return On The Notes Could Be Less Than If You Owned The Index Commodities Or The Designated Contracts Included In A Market Measure.

Your return on the notes will not reflect the return you would realize if you actually purchased the index commodities and/or the designated contracts. You will not have any ownership interest or rights in the index commodities or the designated contracts included in a market measure. In addition, the redemption amount will not be greater than any capped value and may be determined by reference to a participation rate that is less than 100%.

Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.

The settlement prices of the designated contracts included in a market measure will determine the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the ending level of a market measure will fall or rise compared to its starting level. Settlement prices of the designated contracts included in a market measure will be influenced by complex and interrelated political, economic, financial, geographical, military and other factors that can affect the markets in which those designated contracts are traded and the values of those designated contracts themselves.

Commodity Prices May Change Unpredictably, Affecting The Level Of A Market Measure And The Value Of Your Notes In Unforeseeable Ways.

Trading in commodities is speculative and can be extremely volatile. Market prices of the index commodities related to designated contracts included in a market measure may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather and acts of nature; agricultural conditions; international trade conditions; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; force majeure occurrences; increased exploration and enhanced production methods and other technological developments driven by increased commodity prices; changes in interest rates; speculation and trading activities in the index commodities and the designated contracts; and changes in exchange rates for the U.S. dollar (the currency in which the market prices for most index commodities will be quoted). These factors may affect the level of a market measure and the value of your notes in varying ways, and different factors may cause the value of different index commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

The Valuation Of The Designated Contracts May Not Be Consistent With Other Measures Of Value For The Index Commodities.

The value of each designated contract included in a market measure will reflect the settlement price as quoted on the relevant exchange. Such values will not necessarily be consistent with other valuations of the related index commodities, such as futures contracts on different exchanges or with different delivery points or with different maturities.

The Designated Contracts Included In A Market Measure May Not Be Weighted Equally.

The designated contracts included in a market measure may not be weighted equally. As a result, a percentage change in the settlement price of a designated contract with a higher relative weight will have a greater impact on the level of a market measure than will a similar percentage change in the settlement price of a designated contract with a lower relative weight.

Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Value Of The Notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of a market measure and, therefore, the value of your notes.

An Investment In The Notes Will Be Subject To Risks Associated With Foreign Commodity Exchanges.

You should be aware that investments in designated contracts that trade on foreign commodity exchanges involve particular risks. Foreign commodity exchanges may be less regulated than U.S. commodity exchanges, and certain foreign commodities markets may be more susceptible to disruption due to the absence of government regulation. Trading on foreign commodity exchanges is also subject to exchange rate risk relative to the U.S. dollar, exchange controls, expropriations, taxation policies, moratoriums and political or diplomatic events.

The Level Of A Market Measure And The Value Of The Notes May Be Affected By Currency Exchange Fluctuations.

The market prices for many index commodities are currently quoted in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of such index commodities for foreign consumers, thereby reducing demand for those index commodities and affecting the market prices of those index commodities. As a result, the level of a market measure and an investment in the notes may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the notes.

Higher Future Prices Of Index Commodities Relative To Their Current Prices May Adversely Affect The Return Of A Commodity Index And The Amount You Will Receive At Maturity.

Commodity indices are comprised of designated contracts on underlying commodities. Most commodity indices provide for such designated contracts to be rolled mechanically into subsequent futures contracts on specified dates before their expiration. For example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract expiring in November. This is accomplished by selling the initial contract and purchasing the later contract. The difference between the price at which the first futures contract is sold and the next futures contract is purchased is called the “roll yield” and can have a significant impact on the return of a commodity index as well as the degree to which that return tracks changes in the price of the underlying index commodities.

The overall return of a commodity index is derived from fluctuations in commodities prices as well as the roll yield that results from rolling the underlying designated contracts. In general, rolling the underlying futures contracts will provide a positive roll yield when the prices are lower in the distant delivery months than in the nearer delivery months (a market condition referred to as “backwardation”) because it costs less to replace the expiring contracts, and a negative roll yield when the prices are higher in the distant delivery months than in the nearer delivery months (a market condition referred to as “contango”) because it costs more to replace the expiring contracts. While individual commodities may fluctuate between backwardation and contango markets, many index commodities have historically exhibited frequent contango market conditions. The negative roll yield that results from a contango market condition for index commodities could partially or entirely offset increases in the prices of the designated contracts and potentially result in a negative return for a commodity index even if the prices of the index commodities as reported by other sources have appreciated.

Changes In Exchange Methodology Or Changes In Law Or Regulations May Affect The Value Of The Notes Prior To Maturity And The Amount You Receive At Maturity.

The value of a designated contract included in a market measure is determined by reference to the settlement price of such designated contract as determined by the applicable exchange. An exchange may from to time change any rule or bylaw or take emergency action under its rules, any of which could affect the settlement price of a designated contract. Any such change that causes a decrease in such settlement price could adversely affect the level of a market measure and the value of the notes. In addition, prices of the index commodities and designated contracts included in a market measure could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the level of a market measure and could adversely affect the value of the notes.

The Notes May Be Linked To A Commodity Index That Is Not A Total Return Index.

The notes may be linked to a commodity index which only reflects the returns that are potentially available through an uncollateralized investment in the designated contracts, meaning that the level of such commodity index will not reflect returns that could be generated by any posted collateral. Typically, commodity investors post 3-month U.S. Treasury bills (“T-bills”) as collateral for their investment in physical commodities at a commodity exchange, and such T-Bills may generate interest payable to such investors. Many index sponsors publish a “total return” version of their indices which, in addition to reflecting the returns that are potentially available through an uncollateralized investment in the designated contracts, also reflects interest that could be earned on collateral posted for an investment in commodities. Unless otherwise specified in the applicable pricing supplement, the return on any notes linked to a commodity index will not include a total return feature.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Designated Contracts.

In the ordinary course of business, we and our affiliates may from time to time express views on expected movements in the price of index commodities and designated contracts. These views are sometimes communicated to clients who participate in the commodities markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in the commodities markets may at any time have significantly different views from those expressed by us and our affiliates. For reasons such as these, we believe that most investors in the commodities markets derive information concerning those markets from multiple sources. In connection with your purchase of the notes, you should investigate the commodities markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of business with respect to future commodity price movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the market measure and the designated contracts included in a market measure. Neither the offering of the notes nor any views which may from time to time be expressed by us or our affiliates in the ordinary course of business with respect to future price movements of index commodities or designated contracts constitutes a recommendation as to the merits of an investment in the notes.

Holders Of The Notes Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

The notes are our direct obligations. The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell futures contracts or options on futures contracts on index commodities for the benefit of the holders of notes. An investment in the notes does not constitute an investment in futures contracts or options on futures contracts, and holders of the notes will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool, and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (“CPO”) or qualify for an exemption from the registration requirement. Because the notes are not interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and holders of the notes will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Changes That Affect A Market Measure May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

The policies of an index sponsor concerning the calculation of a market measure or basket component and the addition, deletion or substitution of the designated contracts comprising a market measure or basket component and the manner in which an index sponsor takes account of certain changes affecting such designated contracts may affect the level of the market measure or basket component, as the case may be, and may therefore affect the value of the notes and the redemption amount payable at maturity. An index sponsor may discontinue or suspend calculation or dissemination of a market measure or basket component or materially alter the methodology by which it calculates a market measure or basket component. Any such actions could affect the value of the notes.

We And Our Affiliates Have No Affiliation With Any Index Sponsor And Are Not Responsible For Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with any index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of a market measure or basket component. We have derived the information about the index sponsors and the commodity indices contained in this product supplement and in the applicable pricing supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the commodity indices or the index sponsors contained in this product supplement and in the applicable pricing supplement. You, as an investor in the notes, should make your own investigation into the commodity indices and the index sponsors. The index sponsors are not involved in the offering of the notes made hereby in any way and have no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

Trading And Other Transactions By An Index Sponsor In The Designated Contracts And The Index Commodities May Affect The Value Of A Market Measure.

An index sponsor, individually or through an entity controlled by such index sponsor, may actively trade commodities and/or futures contracts on physical commodities, including the index commodities represented by its commodity index, and over-the-counter contracts having values that are derived from or are related to such index commodities. An index sponsor, individually or through an entity controlled by such index sponsor, also may actively trade and hedge its commodity index. These activities could present conflicts of interest and could affect the value of a market measure. For instance, a market maker in a financial instrument linked to the performance of a market measure may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying index commodities in order to hedge the market maker’s position in the financial instrument may affect the settlement prices of the designated contracts, which in turn may affect the value of the market measure. With respect to any of the activities described above, neither an index sponsor nor any entity controlled by such index sponsor has any obligation to take the needs of any buyers, sellers or holders of the notes into consideration at any time.

If The Market Measure To Which Your Notes Are Linked Is A Basket, Changes In The Value Of One Or More Basket Components May Offset Each Other.

For notes linked to a market measure containing two or more basket components, price movements in the basket components may not correlate with each other. Even if the level of one or more of the basket components increases, the level of one or more of the other basket components may not increase as much or may even decline in value. Therefore, in calculating the ending level of the market measure, increases in the level of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other basket components. You cannot predict the future performance of any basket components or the market measure as a whole, or whether increases in the levels of any of the basket components will be offset by decreases in the levels of the other basket components, based on their historical performance.

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending level may be postponed if the calculation agent determines that a market disruption event (as defined below) has occurred or is continuing on a calculation day shortly before the stated maturity date. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the ending level is determined and (ii) the initial stated maturity date.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of calculating the redemption amount, determining whether adjustments should be made to the ending level and whether a market disruption event has occurred and calculating the starting level or the ending level, as the case may be, as a result of the occurrence of a market disruption event. The calculation agent will exercise its judgment in good faith when performing its functions. As a result, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Designated Contracts Included In A Market Measure Or The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes. Pursuant to such hedging activities, we or one or more of our affiliates may acquire designated contracts included in a market measure or listed or over-the-counter derivative or synthetic instruments related to such designated contracts. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in any of the designated contracts included in a market measure, or derivative or synthetic instruments related to those designated contracts, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of the stated maturity of the notes or at or about the time of a change in the designated contracts included in such market measure. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the designated contracts included in a market measure and, accordingly, increase or decrease the level of such market measure. Although we have no reason to believe that any of those activities will have a material impact on the level of a market measure, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

We or one or more of our affiliates may also engage in trading in the designated contracts included in a market measure and other investments relating to such designated contracts on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the settlement prices of such designated contracts and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the notes from time to time and may, in our or their sole discretion, hold or resell those notes. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your note may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to a market measure. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

Risk Factors Specific To The Dow Jones – UBS Commodity IndexSM

A Designated Contract Will Be Replaced If The Existing Futures Contract Is Terminated Or Replaced.

Data concerning designated contracts will be used to calculate the Dow Jones – UBS Commodity IndexSM. Although the termination or replacement of a futures contract on an established exchange occurs infrequently, if a designated contract were to be terminated or replaced by an exchange, a comparable futures contract would be selected, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the Dow Jones – UBS Commodity Index.

Concentration Of The Designated Contracts In Limited Sectors And Relative Lack Of Diversification Of The Dow Jones – UBS Commodity Index May Adversely Affect The Value Of The Notes.

Subject to the minimum/maximum diversification limits described in Annex A under “Description of Commodity Indices—The Dow Jones – UBS Commodity Index—Diversification Rules,” the designated contracts included in the Dow Jones – UBS Commodity Index from time to time are concentrated in a limited number of sectors, particularly energy and agriculture. For example, designated contracts in the energy sector comprise approximately 30% of the Dow Jones – UBS Commodity Index as of the date of this product supplement, and all of the index commodities in the energy sector are either oil or oil derivatives. As a result, technological advances, the discovery of new oil or the development of alternative energy sources could adversely affect the level of the Dow Jones – UBS Commodity Index. In addition, because the Dow Jones – UBS Commodity Index currently reflects the return on futures contracts on 19 different index commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

Changes That Affect The Calculation Of The Dow Jones – UBS Commodity Index Could Adversely Affect The Value Of The Notes.

The policies of CME Group Index Services LLC (“CME Indexes”), as assignee of Dow Jones & Company, Inc. (“Dow Jones”), UBS AG and UBS Securities LLC (“UBS”), as successor in interest to AIG Financial Products Corp., concerning the methodology and calculation of the Dow Jones – UBS Commodity Index and additions, deletions or substitutions of the index commodities or the designated contracts could affect the Dow Jones – UBS Commodity Index and, therefore, could affect the amount payable on the notes at maturity and the value of the notes prior to maturity. The annual weightings for the Dow Jones – UBS Commodity Index are determined each year after the annual meeting of the Dow Jones – UBS Commodity Index Supervisory Committee and the Dow Jones – UBS Commodity Index Advisory Committee and approval by the Dow Jones – UBS Commodity Index Supervisory Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the Dow Jones – UBS Commodity Index and has no obligation to take the needs of any parties to transactions involving the Dow Jones – UBS Commodity Index into consideration when reweighting or making any other changes to the Dow Jones – UBS Commodity Index. In addition, under the current policies of CME Indexes and UBS, the annual composition of the Dow Jones – UBS Commodity Index will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Dow Jones – UBS Commodity Index. CME Indexes and UBS may not discover every such discrepancy, and any discrepancies that require revision will not be applied retroactively but will be reflected in the weighting calculations of the Dow Jones – UBS Commodity Index for the following year. The amount payable on the notes and their value prior to maturity could be affected if CME Indexes and UBS, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Dow Jones – UBS Commodity Index, or if CME Indexes and UBS discontinue or suspend calculation or publication of the Dow Jones – UBS Commodity Index, in which case it may become difficult to determine the value of the notes.

Risk Factors Specific To The Rogers International Commodity Index® — Excess Return

Concentration Of The Designated Contracts In Limited Sectors May Adversely Affect The Value Of The Notes.

The designated contracts may from time to time be concentrated in a limited number of sectors, particularly energy and agriculture. For example, designated contracts in the energy sector comprise approximately 44% of the Rogers International Commodity Index® — Excess Return, and index commodities that are either oil or oil derivatives comprise approximately 41% of the Rogers International Commodity Index — Excess Return, each as of the date of this product supplement. As a result, technological advances, the discovery of new oil or the development of alternative energy sources could adversely affect the level of the Rogers International Commodity Index — Excess Return. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

A Designated Contract Will Be Replaced If The Existing Futures Contract Is Terminated Or Replaced.

Data concerning the designated contracts will be used to calculate the Rogers International Commodity Index — Excess Return. Although the termination or replacement of a futures contract on an established exchange occurs infrequently, if a designated contract were to be terminated or replaced by an exchange, or if the liquidity of a particular futures contract were to experience a collapse or other similar event with similar consequences, a comparable futures contract would be selected by the RICI® Committee, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the Rogers International Commodity Index — Excess Return.

While The Level Of The Rogers International Commodity Index — Excess Return May Be Calculated By A Number Of Different Entities, The Closing Level Of The Rogers International Commodity Index — Excess Return Will Be Based On the Level Of The Rogers International Commodity Index — Excess Return Calculated By CQG, Inc.

The Rogers International Commodity Index — Excess Return may be calculated by a number of different entities, including CQG, Inc. (“CQG”). While it is not expected that the levels of the Rogers International Commodity Index — Excess Return published by other entities will be different from the level of the Rogers International Commodity Index — Excess Return calculated by CQG, if there is a difference among such published levels, the level of the Rogers International Commodity Index — Excess Return calculated by CQG, or its successor, will be used to determine the value of any notes linked to the Rogers International Commodity Index — Excess Return. Therefore, even if another entity publishes levels of the Rogers International Commodity Index — Excess Return prior to the maturity of the notes that are higher than the levels calculated by CQG, the value of any notes linked to the Rogers International Commodity Index — Excess Return will be based on the lower levels calculated by CQG.

Changes That Affect The Calculation Of The Rogers International Commodity Index — Excess Return Could Adversely Affect The Value Of The Notes.

The policies of the RICI Committee, concerning the methodology and calculation of the Rogers International Commodity Index — Excess Return and additions, deletions or substitutions of the index commodities or the designated contracts could affect the Rogers International Commodity Index — Excess Return and, therefore, could affect the amount payable on the notes at maturity and the value of the notes prior to maturity. For example, the annual weights for the index commodities are determined each year in December by the RICI Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the Rogers International Commodity Index — Excess Return and has no obligation to take the needs of any parties to transactions involving the Rogers International Commodity Index — Excess Return into consideration when reweighting or making any other changes to the Rogers International Commodity Index — Excess Return. James Beeland Rogers, Jr. (“Rogers”) serves as the chair of the RICI Committee and exercises a significant degree of control over the decisions of the RICI Committee. Rogers has no obligation to take the needs of any parties to transactions involving the Rogers International Commodity Index — Excess Return into consideration when reweighting or making any other changes to the Rogers International Commodity Index — Excess Return. In addition, under the current policies of the RICI Committee, the annual composition of the Rogers International Commodity Index — Excess Return will be calculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weights of components of the Rogers International Commodity Index — Excess Return.

Risks Factors Specific To The S&P GSCISM Index Excess

Return And The S&P GSCISM Sub-Indices

Concentration Of The Designated Contracts In Limited Sectors May Adversely Affect The Value Of The Notes.

The designated contracts included in the S&P GSCISM Index Excess Return are concentrated in a limited number of sectors, particularly energy and agriculture. For example, designated contracts in the energy sector comprise approximately 67% of the S&P GSCI Index Excess Return as of the date of this product supplement, and all of the index commodities in the energy sector are either oil or oil derivatives. As a result, technological advances, the discovery of new oil or the development of alternative energy sources could adversely affect the value of the S&P GSCI Index Excess Return. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries, sectors or commodities. Similarly, the designated contracts included in each of the S&P GSCISM Agriculture Index Excess Return, S&P GSCISM Energy Index Excess Return, S&P GSCISM Industrial Metals Index Excess Return, S&P GSCI SM Livestock Index Excess Return, S&P GSCISM Precious Metals Index Excess Return, S&P GSCI SM Crude Oil Index Excess Return, S&P GSCISM Natural Gas Index Excess Return and S&P GSCI SM Wheat Index Excess Return (together with the S&P GSCI Index Excess Return, each, a “S&P GSCI Index” and collectively, the “S&P GSCI Indices”) are concentrated in the sectors or specific commodities, as applicable, indicated by their respective index names.

Changes In The Composition And Valuation Of The S&P GSCI Indices May Adversely Affect The Value Of The Notes.

The composition of the S&P GSCI Indices may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in a S&P GSCI Index fail to satisfy such criteria. The weighting factors applied to each index commodity included in a S&P GSCI Index may change annually, based on changes in commodity production statistics. In addition, the index sponsor, in consultation with its S&P GSCI Excess Return Index Committee, may modify the methodology for determining the composition and weighting of any S&P GSCI Index and for calculating its value in order to assure that such S&P GSCI Index represents a measure of the performance over time of the markets for the index commodities. A number of modifications to the methodology for determining the designated contracts to be included in each S&P GSCI Index, and for valuing each S&P GSCI Index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of one or more S&P GSCI Indices and the value of the notes.

The S&P GSCI Indices May Include Futures Contracts That Are Not Traded On Regulated Futures Exchanges.

The S&P GSCI Indices were originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). The S&P GSCI

Indices may include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such futures contracts in the S&P GSCI Indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

The S&P GSCI Sub-Indices May Be More Volatile And Susceptible To Price Fluctuations Of Commodities Than A Broader Commodities Index.

Each of the S&P GSCI Agriculture Index Excess Return, the S&P GSCI Energy Index Excess Return, the S&P GSCI Industrial Metals Index Excess Return, the S&P GSCI Livestock Index Excess Return, the S&P GSCI Precious Metals Index Excess Return, the S&P GSCI Crude Oil Index Excess Return, the S&P GSCI Natural Gas Index Excess Return and the S&P GSCI Wheat Index Excess Return (each, a “S&P GSCI Sub-Index” and collectively, the “S&P GSCI Sub-Indices”) may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the S&P GSCI Index Excess Return. In contrast to the S&P GSCI Index Excess Return, which includes contracts on a variety of commodities in a number of sectors, each of the S&P GSCI Sub-Indices is comprised of either a single commodity or designated contracts on only a portion of the physical commodities that are actively traded. As a result, price volatility in the contracts included in the S&P GSCI Sub-Indices will likely have a greater impact on an S&P GSCI Sub-Index than it would on the broader S&P GSCI Index Excess Return, and the S&P GSCI Sub-Indices will be more susceptible to fluctuations and declines in value of the commodities included in an S&P GSCI Sub-Index. In addition, because each S&P GSCI Sub-Index omits principal market sectors comprising the S&P GSCI Index Excess Return, it may be less representative of the economy and commodity markets as a whole and might therefore not serve as a reliable benchmark for commodity market performance generally.

The S&P GSCI Agriculture Index Excess Return Consists Of Certain Agricultural Commodities And There Are Specific Risks Associated With These Agricultural Commodities.

The S&P GSCI Agriculture Index Excess Return is a world production-weighted index of certain agricultural commodities in the world economy, including wheat, corn, soybeans, sugar, coffee and cocoa. Global agricultural commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, as well as general trade, fiscal and exchange control policies. Extrinsic factors such as drought, floods, general weather conditions, disease and natural disasters may also affect agricultural commodity prices. Demand for agricultural commodities such as wheat, corn and soybeans, both for human consumption and as cattle feed, has generally increased with worldwide growth and prosperity.

The S&P GSCI Energy Index Excess Return Consists Of Certain Energy Commodities And There Are Specific Risks Associated With These Energy Commodities.

The S&P GSCI Energy Index Excess Return is a world production-weighted index of certain energy commodities in the world economy, including WTI crude oil, Brent crude oil, RBOB gasoline,

No 2 heating oil, gasoil and natural gas. Global energy commodity prices are primarily affected by the global demand for and supply of these commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for energy commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies and with respect to oil, drought, floods, weather, government intervention, environmental policies, embargoes and tariffs. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents or acts of terrorism, may cause prices of energy commodities futures contracts to become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. In particular, supplies of crude oil may increase or decrease depending on, among other factors, production decisions by the Organization of Oil and Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC, which has the capacity to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for energy commodities such as oil and gasoline is generally linked to economic activity, and will tend to reflect general economic conditions.

The S&P GSCI Industrial Metals Index Excess Return Consists Of Certain Industrial Metals Commodities And There Are Specific Risks Associated With These Industrial Metals Commodities.

The S&P GSCI Industrial Metals Index Excess Return is a world production-weighted index of certain industrial metals commodities in the world economy, including high grade primary aluminum, copper grade A, standard lead, primary nickel and special high grade zinc. Global industrial metals commodity prices are primarily affected by the global demand for and supply of these commodities, but are also significantly influenced by speculative actions and by currency exchange rates. Demand for industrial metals is significantly influenced by the level of global industrial economic activity. Prices for industrial metals commodities are affected by governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies, general weather conditions, government intervention, embargoes and tariffs. An additional, but highly volatile, component of demand for industrial metals is adjustments to inventory in response to changes in economic activity and/or pricing levels, which will influence investment decisions in new mines and smelters. Sudden disruptions in the supplies of industrial metals, such as those caused by war, natural events, accidents, acts of terrorism, transportation problems, labor strikes and shortages of power may cause prices of industrial metals futures contracts to become extremely volatile and unpredictable. The introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities will also affect the prices of industrial metals commodities.

The S&P GSCI Livestock Index Excess Return Consists Of Certain Livestock Commodities And There Are Specific Risks Associated With These Livestock Commodities.

The S&P GSCI Livestock Index Excess Return is a world production-weighted index of certain livestock commodities in the world economy, including live cattle, feeder cattle and lean hogs, which are “non-storable” commodities, and therefore may experience greater price volatility than traditional commodities. Global livestock commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates. In addition, prices for livestock commodities are affected by governmental programs and policies regarding livestock, as well as general trade, fiscal and exchange control policies. Extrinsic factors such as drought, floods, general weather conditions, disease (e.g., bovine spongiform encephalopathy, or mad cow disease), availability of and prices for livestock feed and natural disasters may also affect livestock commodity prices. Demand for livestock commodities has generally increased with worldwide growth and prosperity.

The S&P GSCI Precious Metals Index Consists Of Designated Contracts On Only Two Commodities And There Are Specific Risks Associated With Those Two Commodities.

The S&P GSCI Precious Metals Index Excess Return is a world production-weighted index consisting of only gold and silver. The risks specific to gold and silver are discussed in further detail below.

Silver.

The price of silver is primarily affected by global demand for and supply of silver. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the Mexico and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, photography, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

Gold.

Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

The S&P GSCI Crude Oil Index Excess Return Consists Of Only Crude Oil Designated Contracts And There Are Specific Risks Associated With Crude Oil.

Oil prices fluctuate widely. They are affected by numerous factors in addition to economic activity. These include weather, political events, discoveries of new reserves, labor activity, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, China and Russia. Such events tend to affect oil prices worldwide, regardless of the location of the event. The outcome of meetings of OPEC can particularly affect world oil supply and oil prices. Oil prices could also be affected by any decision by the OPEC to quote oil prices in a currency other than U.S. dollars (such as Euros), which could decrease liquidity in the applicable designated contract, and thereby affect the value of such designated contract. Market expectations about these events and speculative activity may also cause prices to fluctuate.

While short term demand/supply responsiveness to oil price changes can be limited due to short term constraints or stockpiling, generally oil demand and supply adjust to oil prices over time. Oil prices are also affected by factors such as interest rates, money supply, global economic trends, supply disruptions, geopolitical events, speculation, and the policies of foreign and domestic governments and institutions such as OPEC.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers, and such producers have in the past implemented curtailments of output and trade. Oil’s major end-use as a refined product is as a transport fuel, industrial fuel and in-home heating fuel. Potential for substitution exists in most areas, although considerations including relative cost often limit substitution levels.

The supply of and demand for oil influence the oil price in the medium-to-longer term. In the event of sudden disruptions in the supplies of oil, such as those caused by war, accidents, weather or acts of terrorism, prices of oil futures contracts and, consequently, the level of the S&P GSCI Crude Oil Index Excess Return, could become extremely volatile and unpredictable. Also, sudden and dramatic declines in futures contract prices may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the discovery of significant additional sources or reserves of oil, the introduction of new or previously withheld supplies into the market (e.g., oil from Iraq) or the introduction of substitute products or commodities. In addition, the price of oil has on occasion been subject to very rapid and significant short-term changes due to speculative activities which, if such activities result in a price decrease, may cause the value of the notes to decrease. Such volatility could lead some investors in oil futures contracts to withdraw from the applicable futures markets, which could adversely affect the liquidity of such markets.

The S&P GSCI Natural Gas Index Excess Return Consists Of Only Natural Gas Designated Contracts And There Are Specific Risks Associated With Natural Gas.

Natural gas prices are volatile and are affected by numerous factors. Natural gas is used primarily for residential and commercial heating and in the production of electricity. The level of global industrial activity influences the demand for natural gas, and the demand for natural gas has traditionally been cyclical, with higher demand during winter months and lower demand during relatively warmer summer months. Seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa. In general, the supply of natural gas is based on competitive market forces. Inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the markets. Factors that affect the short-term supply of natural gas include the availability of skilled workers and equipment, permitting and well development, as well as weather and delivery disruptions, such as hurricanes, labor strikes and wars. In addition, production companies face more general barriers to their ability to increase the supply of natural gas, including access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

The S&P GSCI Wheat Index Excess Return Consists Of Only Wheat Designated Contracts And There Are Specific Risks Associated With Wheat.

Wheat prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of wheat. In addition, prices for wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture and energy, specifically and fiscal and monetary issues, more generally. A significant portion of wheat demand is driven by human consumption. Alternative uses for wheat such as energy sources or in manufacturing also drive the price for wheat. Such alternative uses may be dependent on governmental action, such as subsidies or tariffs and technological innovation. Extrinsic factors such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals also affect wheat prices. The United States, Brazil and Australia are the three biggest suppliers of wheat crops.

DESCRIPTION OF THE NOTES

Wells Fargo will issue the notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the accompanying prospectus supplement. Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

The specific terms of the notes will be described in the applicable pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement, the terms described in the applicable pricing supplement shall control. Defined terms used in this product supplement and not otherwise defined herein shall have the meanings ascribed to them in the accompanying prospectus supplement.

The notes will not be subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to their stated maturity date.

You will not receive a fixed return on the stated maturity date. In addition, if the notes are subject to a capped value, such capped value will limit your potential return on the notes.

Market Measure

The market measure to which a specific issue of notes will be linked will be set forth in the applicable pricing supplement. Information regarding various commodity indices is provided in Annex A attached hereto and additional information about the market measure to which your notes will be linked will be set forth in the applicable pricing supplement. Each issue of notes will allow investors to participate in the performance of the market measure, as reflected by changes in the level of the market measure and application of the participation rate, from the starting level to the ending level, subject to the capped value, if any.

Payment on the Stated Maturity Date

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount, as provided below. The stated maturity date will be specified in the applicable pricing supplement. If a market disruption event has occurred or is continuing on a calculation day shortly before the stated maturity date, and the ending level of the market measure has not been calculated prior to three business days prior to the stated maturity date, the stated maturity date will be postponed to the third business day following the date on which the ending level is determined, unless otherwise specified in the applicable pricing supplement. See “—Market Disruption Events.”

There will be no payment of interest, periodic or otherwise, on the notes.

The “redemption amount” per note, denominated in U.S. dollars, will be determined by the calculation agent and will equal:

•	if the ending level of the market measure is greater than the starting level, the original offering price per note plus:

[	original offering price per note	x	[	ending level – starting level starting level	]	x	participation rate	]	;

provided that if the notes are subject to a capped value, the redemption amount will not be greater than the capped value; or

•	if the ending level is less than or equal to the starting level, the greater of:

(i)	the original offering price per note minus:

[	original offering price per note	x	[	starting level – ending level starting level	]	]	; and

(ii)	the minimum redemption amount.

If the ending level is less than the starting level, you will receive less, and possibly significantly less, than the original offering price of your notes.

The “starting level” of a market measure that is a single commodity index will be the closing level of such market measure on the pricing date or as otherwise provided under “Market Description Events,” in each case as determined by the calculation agent. If the market measure is a basket of two or more equity indices, the starting level will be 100.

The “ending level” of a market measure that is a single commodity index will be the closing level of such market measure on the calculation day or the average of the closing levels of the market measure on each of the calculation days during the calculation period, as the case may be, prior to the stated maturity date or as otherwise provided under “Market Description Events,” in each case as determined by the calculation agent. If the market measure is a basket of two or more commodity indices, the ending level will be calculated in the manner described in the applicable pricing supplement.

The “capped value”, if any, will be equal to a percentage (in excess of 100%) of the original offering price per note determined on the pricing date and set forth in the applicable pricing supplement.

The “minimum redemption amount” will be equal to a percentage (less than 100%) of the original offering price per note determined on the pricing date and set forth in the applicable pricing supplement.

The “participation rate” will be expressed as a percentage and will be determined on the pricing date and set forth in the applicable pricing supplement. The participation rate may be less than 100%. In that event, the redemption amount will reflect less than 100% of the appreciation, if any, in the level of the market measure.

A “calculation day” means a trading day specified in the applicable pricing supplement.

The “calculation period” means a period prior to the stated maturity date, the timing and length of which will be set forth in the applicable pricing supplement.

A “trading day” with respect to a market measure or basket component means a day, as determined by the calculation agent, on which the closing level of the market measure or basket component is scheduled to be published.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred; see “—Market Disruption Events;”

•	determine the starting level and/or the ending level under certain circumstances; see “—Market Description Events;”

•	determine if adjustments are required to the closing level of a market measure or basket component under various circumstances; see “—Adjustments to a Market Measure;” and

•	if publication of a market measure or basket component is discontinued, select a successor commodity index (as defined below) or, if no successor commodity index is available, determine the closing level of the market measure or basket component; see “—Discontinuance of a Market Measure.”

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means, with respect to a commodity index, any of the following events as determined by the calculation agent in its sole discretion:

(A)	The failure of the index sponsor of such commodity index to announce or publish the closing level of such commodity index (or the closing level of any successor commodity index (as defined below), if applicable) or the temporary discontinuance or unavailability of such commodity index. A discontinuance of publication of a commodity index shall not constitute a market disruption event with respect to such commodity index if the calculation agent shall have selected a successor commodity index as set forth under “—Discontinuance of a Market Measure.”

(B)	The material suspension of, or material limitation imposed on, trading in any designated contract included in such commodity index on the relevant exchange for such designated contract. The “relevant exchange” for a designated contract means the primary exchange or market of trading for such designated contract.

(C)	The failure by the relevant exchange, trading facility or other price source to announce or publish the settlement price for any designated contract included in such commodity index.

(D)	The settlement price published by the relevant exchange, trading facility or other price source for any designated contract included in such commodity index is a “limit price,” which means that the settlement price for such contract for a day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules.

Starting Level Market Disruption

If a market disruption event occurs or is continuing on the pricing date with respect to a commodity index that constitutes the market measure to which an issue of notes is linked, the calculation agent will establish the starting level of such market measure for purposes of such notes using (A) for each designated contract included in such market measure that did not suffer a market disruption event on such date, the exchange published settlement price on that date of each such designated contract, and (B) for each designated contract included in such market measure which did suffer a market disruption event on such date, the exchange published settlement price of that designated contract on the next trading day on which no market disruption event occurs with respect to such designated contract; provided, however, if a market disruption event occurs with respect to a designated contract on each of the five trading days following such pricing date, then the calculation agent will determine the starting level of such market measure using a settlement price for such designated contract subject to a market disruption event based upon its good faith estimate of the settlement price on that fifth trading day. The calculation agent will determine the starting level by reference to the exchange published settlement prices or other prices determined as set forth above, using the then-current method for calculating the market measure. The exchange on which a designated contract included in the market measure is traded for purposes of the above provision means the exchange used to value such designated contract for the calculation of the market measure.

If a market disruption event occurs or is continuing on the pricing date with respect to a commodity index that constitutes a basket component included in a market measure to which an issue of notes is linked, the initial value of such basket component for purposes of such market measure will be determined in the manner described in the applicable pricing supplement.

If not otherwise disclosed in the applicable pricing supplement, a free writing prospectus made available in connection with sales of the notes or a notice to holders will set forth the starting level of the market measure, and brief statement of the facts relating to the establishment of the starting level of the market measure (including a description of the relevant market disruption event(s)).

Ending Level Market Disruption

If a market disruption event occurs or is continuing on a calculation day with respect to a commodity index that constitutes market measure to which an issue of notes is linked, the calculation agent will establish the closing level for such market measure for such calculation day for purposes of such notes using (A) for each designated contract included in such market measure that did not suffer a market disruption event on such date, the exchange published settlement price on that date of each such designated contract, and (B) for each designated contract included in such market measure which did suffer a market disruption event on such date, the exchange published settlement price of that designated contract on the next trading day on which no market disruption event occurs with respect to such designated contract; provided, however, if a market disruption event occurs with respect to a designated contract on each of the five trading days following such calculation day, then the calculation agent will determine the closing level of such market measure for such calculation day using a settlement price for such designated contract subject to a market disruption event based upon its good faith estimate of the settlement price on that fifth trading day. The calculation agent shall determine the closing level by reference to the exchange published settlement prices or other prices determined as set forth above, using the then-current method for calculating the market measure. The exchange on which a designated contract included in the market measure is traded for purposes of the foregoing provision means the exchange used to value such designated contract for the calculation of the market measure.

If a market disruption event occurs or is continuing on a calculation day with respect to a commodity index that constitutes a basket component included in a market measure to which an issue of notes is linked, the ending value of such basket component for purposes of such market measure will be determined in the manner described in the applicable pricing supplement.

Adjustments to a Market Measure

If at any time a sponsor or publisher of a commodity index (each, an “index sponsor”) makes a material change in the formula for or the method of calculating such commodity index, or in any other way materially modifies such commodity index so that such commodity index does not, in the opinion of the calculation agent, fairly represent the level of such commodity index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such commodity index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a commodity index comparable to such commodity index as if those changes or modifications had not been made, and calculate the level of such commodity index with reference to such commodity index, as so adjusted. Accordingly, if the method of calculating a commodity index is modified so that the level of such commodity index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust such commodity index in order to arrive at a level of such commodity index as if it had not been modified.

Discontinuance of a Market Measure

If an index sponsor discontinues publication of a commodity index to which an issue of notes is linked, and such index sponsor or another entity publishes a successor or substitute commodity index that the calculation agent determines, in its sole discretion, to be comparable to that commodity index (a “successor commodity index”), then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, the calculation agent will substitute the successor commodity index as calculated by the relevant index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor commodity index, Wells Fargo will cause notice to be given to holders of the notes.

In the event that an index sponsor discontinues publication of a commodity index and the calculation agent does not select a successor commodity index, the calculation agent will compute a substitute level for the commodity index in accordance with the procedures last used to calculate the commodity index before any discontinuance. If a successor commodity index is selected or the calculation agent calculates a level as a substitute for a commodity index, the successor commodity index or level will be used as a substitute for that commodity index for all purposes, including the purpose of determining whether a market disruption event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication of a commodity index to which your notes are linked may adversely affect the value of the notes.

Events of Default and Acceleration

In case an event of default with respect to any issue of notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration permitted by the notes, with respect to each note, will be equal to the redemption amount, calculated as provided herein and in the applicable pricing supplement. In the case of an issue of notes with a single calculation day, the redemption amount will be calculated as though the date of acceleration were such calculation day. In the case of an issue of notes with multiple calculation days, the redemption amount will be calculated using (i) the closing level(s) ascertained on the calculation day(s) that occurred before the date of acceleration and (ii) the closing level(s) ascertained on each of the trading days leading up to the date of acceleration in such number equal to the number of calculation days scheduled to occur after the date of acceleration.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general description of certain United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments of amounts under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX

CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

The tax treatment of your notes will depend on their terms. The following discussion only applies if the applicable pricing supplement provides that we intend to treat the notes as debt instruments for federal tax purposes. If the following discussion does not apply to your notes, the tax treatment of such notes will be described in such pricing supplement.

Unless otherwise specified in the applicable pricing supplement, if the notes have a term of longer than one year, in the opinion of our special tax counsel, Sullivan & Cromwell LLP, it is reasonable to characterize and treat the notes as debt instruments subject to special rules governing contingent payment obligations for United States federal income tax purposes. The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the notes. The rest of this discussion assumes such characterization and treatment will be respected. (If the notes have a term of one year or less, please read the section “Short-Term Debt” below.)

Under the contingent payment obligations rules, the amount of interest you are required to take into account over the term of the notes will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions otherwise similar to the notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to that income.

We will provide the comparable yield and projected payment schedule for the notes in the applicable pricing supplement. The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note’s adjusted issue price at the beginning of the accrual period. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you have held the note. If the amount you actually receive at maturity (i.e., the redemption amount) is greater than the projected payment at maturity, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in such year by an amount that is equal to such excess. Conversely, if the amount you actually receive at maturity (i.e., the redemption amount) is less than the projected payment at maturity, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in such year by an amount that is equal to such difference. If the amount of the negative adjustment exceeds the amount of ordinary income that you recognize in such year in respect of the notes, then you would recognize a net ordinary loss in such year in an amount equal to such excess to the extent of interest you included in income in previous taxable years in respect of the notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

You are required to use the comparable yield and projected payment schedule set forth in the applicable pricing supplement in determining your interest accruals in respect of the notes,

unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule will not be provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the notes will equal the notes’ original issue price plus any interest deemed to be accrued on the notes (under the rules governing contingent payment obligations) as of the time you purchase the notes.

If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted tax basis in the notes. In general, your adjusted tax basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase the notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale of the notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

Short-Term Debt. If the notes have a term of one year or less, the preceding discussion regarding contingent payment obligations is not applicable to you. In such case, unless otherwise specified in the applicable pricing supplement, in the opinion of our special tax counsel Sullivan & Cromwell LLP, it is reasonable to characterize and treat the notes as contingent short-term debt for United States federal income tax purposes and (assuming that you will not have a taxable year that closes between the final calculation day and the maturity date) the treatment described below is a reasonable treatment of your notes for United States federal income tax purposes. The rest of this discussion assumes such characterization and treatment will be respected.

If you are an initial purchaser of notes, you should recognize ordinary income, if any, upon the maturity of your notes in an amount equal to the excess, if any, of the amount you receive with respect to your notes at such time over the amount you paid for your notes. You should recognize short-term capital loss, if any, upon the maturity of your notes in an amount equal to the excess, if any, of the amount you paid for your notes over the amount you receive with respect to your notes at such time. The deductibility of capital losses is subject to limitations.

Upon a sale or exchange of your notes, you should recognize gain or loss in an amount equal to the difference between the amount you paid for your notes and the amount received by you upon such sale or exchange. Any gain or loss you recognize upon such a sale or exchange should be short-term capital gain or loss, unless you sell or exchange your notes between the final calculation day and the maturity date, in which case substantially all of any gain that you recognize should generally be treated as ordinary income and any loss that you recognize should be a short-term capital loss. The deductibility of capital losses is subject to limitations.

If you are a secondary purchaser of notes, you should be treated in the same manner as described above with respect to initial purchasers except that (i) if you purchase your notes at a discount from their principal amount and hold them until maturity, you should recognize a short-term capital gain upon the maturity of your notes in respect of the difference between the principal amount of your notes and the amount you paid for your notes, and (ii) if you purchase your notes at a discount from their principal amount and sell or exchange them between the final calculation day and the maturity date, any gain that you recognize upon such sale should be treated as a short-term capital gain to the extent that such gain does not exceed the difference between the principal amount of your notes and the amount you paid for your notes.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it is also possible that the notes could be characterized and treated as a pre-paid forward or derivative contract in respect of the market measure and not as debt instruments. If the notes are so treated, upon the sale, redemption or maturity of your notes, you should recognize gain or loss in an amount equal to the difference, if any, between the amount you receive at such time and your tax basis in the notes. Such gain or loss should be capital gain or loss. Your tax basis in the notes should generally be equal to the amount that you paid for the notes. Any such capital gain or loss should be long-term capital gain or loss if you hold your notes for more than one year. The holding period for purposes of such capital gain and loss will begin on the day following the first day you held the notes. You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is also possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your notes or a portion of your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes (or the relevant portion of your notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes (or a portion of your notes) to market at the end of each year (i.e., recognize gain or loss as if the notes or relevant portion of the notes had been sold for fair market value). It is also possible that you could be required to recognize gain or loss each time a contract tracked by a market measure or an index in the market measure rolls.

If the market measure is partially defined by reference to precious metals, it is also possible that the Internal Revenue Service could assert that your notes should be treated as partially giving rise to “collectibles” gain or loss if you hold your notes for more than one year. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, redemption or maturity of the notes, unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the notes or a sale of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Non-United States Holders. If you are not a United States holder, subject to the discussion of backup withholding and information reporting below, payments of interest (including amounts taken into income under the accrual rules described above and any gain from the sale or exchange of a note that is treated as interest for this purpose) in respect of your notes should not be subject to U.S. federal income tax or withholding tax provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	you are not a bank whose receipt of interest (including original issue discount) on your notes is described in Section 881(C)(3)(A) of the Code; and

•	you (i) provide your name and address and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on Internal Revenue Service Form W-8BEN (or other applicable form)); or (ii) hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities.

If the requirements described above are not satisfied, a 30% withholding tax will generally apply to the gross amount of interest (including original issue discount or other amounts treated as interest) on the notes that is paid to you.

As discussed above, alternative characterizations of the notes for United States federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. Prospective holders of the notes that are not United States holders should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors are required to report to the Internal Revenue Service all payments made to you on your notes. In addition, Wells Fargo and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding will apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns. Additionally, pursuant to recently enacted legislation, certain payments in respect of notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

If you are a non-United States holder of notes, we must report annually to the Internal Revenue Service and to you the amount of payments we make to you and the tax withheld with respect to such payments, regardless of whether withholding was required. You will generally not be subject to backup withholding regarding payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States holder and you comply with certain certification and identification requirements as to your foreign status.

Annex A

Description of Commodity Indices

THE DOW JONES – UBS COMMODITY INDEXSM

We obtained all information contained in this product supplement regarding the Dow Jones –UBS Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and the Dow Jones – UBS Commodity Index Handbook (a document that is considered proprietary to CME Group Index Services LLC (“CME Indexes”), as assignee of Dow Jones & Company, Inc. (“Dow Jones”), UBS Securities LLC (“UBS”), as successor-in-interest to AIG Financial Products Corp. (“AIG-FP”), and UBS AG (“UBS AG”), and is available to those persons who enter into a license agreement available at http://www.djindexes.com). That information reflects the policies of, and is subject to change by, CME Indexes, as assignee of Dow Jones, and UBS, as successor to AIG-FP, as stated in such sources, and such policies are subject to change by CME Indexes and UBS. CME Indexes and UBS have no obligation to continue to publish, and may discontinue publication of, the Dow Jones – UBS Commodity Index at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the Dow Jones – UBS Commodity Index.

General

On January 16, 2009, UBS announced that it entered into an agreement to purchase the commodity index business of AIG-FP, including AIG-FP’s rights to the Dow Jones –  UBS Commodity Index. UBS and AIG-FP closed their transaction on May 6, 2009. Also in May 2009, UBS and Dow Jones entered into an agreement to jointly market the Dow Jones – UBS Commodity Index (the “Joint Marketing Agreement”). Dow Jones subsequently assigned all of its interests in the Joint Marketing Agreement to CME Indexes.

The Dow Jones – UBS Commodity Index was introduced in July 1998 to provide a unique, diversified, economically rational and liquid benchmark for commodities as an asset class. The Dow Jones – UBS Commodity Index currently is composed of the prices of 19 exchange-traded futures contracts on physical commodities, referred to herein as the “Designated Contracts.” A futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Dow Jones – UBS Commodity Index, referred to herein as the “Index Commodities,” for 2010 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gas, wheat and zinc.

The Dow Jones – UBS Commodity Index is a proprietary index that Dow Jones, AIG International Inc. (“AIGI”) and AIG-FP developed and that CME Indexes, as assignee of Dow Jones, in conjunction with UBS, as successor in interest to AIG-FP, calculates. The methodology for determining the composition and weighting of the Dow Jones – UBS Commodity Index and for calculating its value is subject to modification by CME Indexes and UBS at any time. The levels of the Dow Jones – UBS Commodity Index can be obtained from the Dow Jones website (www.djindexes.com). A “DJ-UBS Business Day” is a day on which the sum of the Commodity Index Percentages (as discussed below under “—Determination of Relative Weightings”) for the Index Commodities that are open for trading is greater than 50%.

“Dow Jones,” “UBS,” “Dow Jones – UBS Commodity IndexSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. and UBS AG, as the case may be, and have been licensed for use by us.

UBS and its affiliates actively trade futures contracts, including the Designated Contracts, and options on the Designated Contracts, as well as commodities, including the Index Commodities. For information about how this trading may affect the value of the Dow Jones – UBS Commodity Index, see “Risk Factors.”

The Dow Jones – UBS Commodity Index is composed of Designated Contracts. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Dow Jones – UBS Commodity Index is a “rolling index.”

Four Main Principles Guiding the Creation of the Dow Jones – UBS Commodity Index

The Dow Jones – UBS Commodity Index was created using the following four main principles:

•	Economic Significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Dow Jones – UBS Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Dow Jones – UBS Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Dow Jones – UBS Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the markets themselves. The Dow Jones – UBS Commodity Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

•	Diversification. A second major goal of the Dow Jones – UBS Commodity Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Dow Jones – UBS Commodity Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

•

Continuity. The third goal of the Dow Jones – UBS Commodity Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Dow Jones – UBS Commodity Index from year to year. The

Dow Jones – UBS Commodity Index is intended to provide a stable benchmark so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Dow Jones – UBS Commodity Index.

•	Liquidity. Another goal of the Dow Jones – UBS Commodity Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Dow Jones – UBS Commodity Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These four principles represent goals of the Dow Jones – UBS Commodity Index and its creators, and there can be no assurance that these goals will be reached by CME Indexes and UBS.

Composition of the Dow Jones – UBS Commodity Index—Commodities Available for Inclusion in the Dow Jones – UBS Commodity Index

A number of commodities have been selected which are believed to be sufficiently significant to the world economy to merit consideration for inclusion in the Dow Jones – UBS Commodity Index and which are the subject of a qualifying related futures contract. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the potential commodities is the subject of a futures contract that trades on a U.S. exchange.

The 23 commodities currently available for inclusion in the Dow Jones – UBS Commodity Index (the “Eligible Commodities”) are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gas, wheat and zinc.

The 19 Index Commodities for 2010 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gas, wheat and zinc. In determining the group of Index Commodities from the group of Eligible Commodities, those commodities that do not satisfy certain minimum requirements related to CIP (as hereinafter defined) are excluded from the Dow Jones – UBS Commodity Index.

Designated Contracts for Each Index Commodity

A futures contract known as a Designated Contract is selected for inclusion in the Dow Jones –  UBS Commodity Index for each commodity eligible for inclusion in the Dow Jones – UBS Commodity Index. Starting in June 2009, UBS, as successor to AIG-FP, selects Designated Contracts for each commodity eligible for inclusion in the Dow Jones – UBS Commodity Index. With the exception of several LME contracts, where UBS believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, UBS has historically chosen the futures contract that is traded in North America and denominated in U.S. dollars. When more than one such contract has existed, UBS has selected the most actively-traded contract. Although there are no current intentions to change this process, it is possible that UBS will select futures contracts that are traded outside the United States or are traded in currencies other than the U.S. dollar. Data concerning each Designated Contract is used to calculate the Dow Jones – UBS Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract, if available, would be selected to replace that Designated Contract.

The Designated Contracts for 2010 Index Commodities are as follows:

Index Commodity	Designated Contract	Exchange	Units	Price quote

Aluminum	High Grade Primary Aluminum	LME	25 metric tons	$/metric ton

Coffee	Coffee “C”	CSCE[1]	37,500 lbs	cents/pound

Copper[2]	High Grade Copper	COMEX[3]	25,000 lbs	cents/pound

Corn	Corn	CBOT[4]	5,000 bushels	cents/bushel

Cotton	Cotton	NYCE[5]	50,000 lbs	cents/pound

Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	$/barrel

Gold	Gold	COMEX	100 troy oz.	$/troy oz.

Heating Oil	Heating Oil	NYMEX	42,000 gallons	cents/gallon

Live Cattle	Live Cattle	CME[6]	40,000 lbs	cents/pound

Lean Hogs	Lean Hogs	CME	40,000 lbs	cents/pound

Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	$/mmbtu

Nickel	Primary Nickel	LME	6 metric tons	$/metric ton

Silver	Silver	COMEX	5,000 troy oz.	cents/troy oz.

Soybeans	Soybeans	CBOT	5,000 bushels	cents/bushel

Soybean Oil	Soybean Oil	CBOT	60,000 lbs	cents/pound

Sugar	World Sugar No. 11	CSCE	112,000 lbs	cents/pound

Unleaded Gas	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	42,000 gal	cents/gallon

Wheat	Wheat	CBOT	5,000 bushels	cents/bushel

Zinc	Special High Grade Zinc	LME	25 metric tons	$/metric ton

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered annually for inclusion in the Dow Jones – UBS Commodity Index.

[1]	The Coffee, Sugar and Cocoa Exchange (“CSCE”) is a division of the New York Board of Trade (“NYBOT”) located in New York City.
[2]	The Dow Jones – UBS Commodity Index uses the High Grade Copper Contract traded on the COMEX (as defined below) division of the New York Mercantile Exchange (“NYMEX”) for copper contract prices and LME volume data for purposes of calculating the Dow Jones – UBS Commodity Index. The trading period for the High Grade Copper Contract traded on the COMEX extends until 1:00 p.m. (New York time); whereas, the daily settlement price for LME copper is determined at 12:00 pm (New York time).
[3]	The New York Commodities Exchange (“COMEX”) is the commodities exchange division of the NYMEX.
[4]	The Chicago Board of Trade (“CBOT”) located in Chicago, Illinois.
[5]	The New York Cotton Exchange (“NYCE”) is a division of NYBOT located in New York City.
[6]	The Chicago Mercantile Exchange (“CME”) located in Chicago, Illinois.

Commodity Groups

For purposes of applying the diversification rules discussed herein, the commodities available for inclusion in the Dow Jones – UBS Commodity Index are assigned to commodity groups. The commodity groups, and the commodities currently included in each commodity group, are as follows:

Commodity Group	Index Commodities	Commodity Group	Index Commodities

Energy	Crude Oil Heating Oil Natural Gas Unleaded Gas	Livestock	Lean Hogs Live Cattle

Precious Metals	Gold Platinum Silver	Grains	Corn Soybean Oil Soybeans Wheat

Industrial Metals	Aluminum Copper Lead Nickel Tin Zinc	Softs	Cocoa Coffee Cotton Sugar

The approximate commodity group breakdown set forth below is based on the 2010 weightings and composition of the Dow Jones – UBS Commodity Index set forth above:

Energy	33.00%
Grains	22.71%
Industrial Metals	18.78%
Livestock	5.66%
Softs	7.46%
Precious Metals	12.40%

The Dow Jones – UBS Commodity Index Supervisory Committee, Dow Jones – UBS Commodity Index Advisory Committee and Annual Reweightings and Rebalancings of the Dow Jones – UBS Commodity Index

Effective January 1, 2007, Dow Jones and AIG-FP replaced the Dow Jones-AIG Commodity Index Oversight Committee with a two-tier oversight structure comprised of the Dow Jones-AIG Commodity Index Supervisory Committee and the Dow Jones-AIG Commodity Index Advisory Committee (collectively, the “Dow Jones-AIG Committees”). UBS purchased the commodity index business of AIG-FP on May 6, 2009. As a result, references to “Dow Jones-AIG Committees” have changed to “Dow Jones-UBS Committees.” The purpose of the two-tier structure is to expand the breadth of input into the decision-making process in respect of the Dow Jones – UBS Commodity Index, while also providing a mechanism for more rapid reaction in the event of any market disruption or extraordinary change in market conditions that may affect the Dow Jones – UBS Commodity Index. The Dow Jones – UBS Commodity Index Supervisory Committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by CME Indexes, and will make all final decisions relating to the Dow Jones – UBS Commodity Index, given any advice and recommendations of the Dow Jones – UBS Commodity Index Advisory Committee. The Dow Jones – UBS Commodity Index Advisory Committee consists of six to twelve members drawn from the financial and academic communities. The Dow Jones-UBS Committees meet annually to consider any changes to be made to the Dow Jones – UBS Commodity Index for the coming year. The Dow Jones-UBS Committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Dow Jones – UBS Commodity Index.

Prior to January 1, 2007, the Dow Jones-AIG Commodity Index Oversight Committee reviewed and approved the Dow Jones-AIG Commodity Index Handbook and the procedures for calculating the Dow Jones – UBS Commodity Index. The Dow Jones-AIG Commodity Index Oversight Committee included members of the academic, financial and legal communities and met annually each June or July to review the Dow Jones-AIG Commodity Index Handbook and to consider any changes proposed to the Dow Jones – UBS Commodity Index and the timing of the effectiveness of any such change. The Dow Jones-AIG Commodity Index Oversight Committee also met at such other times as was necessary for purposes of the oversight of the Dow Jones – UBS Commodity Index.

The Dow Jones – UBS Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. Prior to May 6, 2009, the annual weightings for the Dow Jones – UBS Commodity Index were determined each year in June by AIG-FP under the supervision of the Dow Jones-AIG Commodity Index Supervisory Committee and reviewed at a meeting of the Dow Jones-AIG Committees in June or July. Following the Dow Jones-UBS Committees’ annual meeting and approval by the Dow Jones – UBS Commodity Index Supervisory Committee, the annual weightings for the next calendar year are publicly announced and take effect in the month of January immediately following the announcement. The 2010 reweighting and rebalancing were based on the following percentages:

Index Commodity Percentages

Index Commodity	2010 Weighting
Crude Oil	14.337966%
Natural Gas	11.552187%
Gold	9.116555%
Soybeans	7.912497%
Copper	7.641377%
Corn	7.092432%
Aluminum	5.749281%
Wheat	4.704602%
Heating Oil	3.582407%
Live Cattle	3.553730%
Unleaded Gas	3.527440%
Silver	3.286970%
Zinc	3.019973%
Soybean Oil	2.995562%
Sugar	2.892860%
Coffee	2.564615%
Nickel	2.366828%
Lean Hogs	2.102720%
Cotton	2.000000%

Effective May 6, 2009, UBS, as successor in interest to AIG-FP, determines the annual weightings for the Dow Jones – UBS Commodity Index. UBS’s process for reweighting and rebalancing the Dow Jones – UBS Commodity Index follows the AIG-FP methodologies.

Determination of Relative Weightings

The relative weightings of the Index Commodities are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each commodity designated for potential inclusion in the Dow Jones – UBS Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historical dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Dow Jones – UBS Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historical dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Dow Jones – UBS Commodity Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Dow Jones – UBS Commodity Index (i.e., the Index Commodities) and their respective percentage weights. UBS calculates the CIPs for each year, under the supervision of the Dow Jones – UBS Commodity Index Supervisory Committee, in the third or fourth quarter of the year immediately prior to the year the relevant CIPs are effective, and publishes the results as promptly as practicable following the calculation.

Diversification Rules

The Dow Jones – UBS Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Dow Jones – UBS Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones – UBS Commodity Index as of January of each year:

•	no related group of commodities designated as a “commodity group” (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Dow Jones – UBS Commodity Index;

•	no single commodity may constitute more than 15% of the Dow Jones – UBS Commodity Index;

•	no single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gas), may constitute more than 25% of the Dow Jones – UBS Commodity Index; and

•	no single commodity included in the Dow Jones – UBS Commodity Index may constitute less than 2% of the Dow Jones – UBS Commodity Index.

Following the annual reweighting and rebalancing of the Dow Jones – UBS Commodity Index in January, the percentage of any Index Commodity or commodity group at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages established in January.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Dow Jones – UBS Commodity Index by calculating the new unit weights for each Index Commodity. On the fourth DJ-UBS Business Day in January of each new calendar year (the “CIM Determination Date”), the CIPs, along with the Settlement Prices on that date for Designated Contracts, are used to determine a Commodity Index Multiplier (“CIM”) for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Dow Jones – UBS Commodity Index is calculated by CME Indexes, in conjunction with UBS, by applying the impact of the changes to the futures prices of the Index Commodities included in the Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. Dollars. These products are then summed. The percentage change in this sum is then applied to the prior level of the Index to calculate the level of the Index.

License Agreement Between Dow Jones, UBS Securities LLC and Wells Fargo & Company

Wells Fargo & Company, Dow Jones and UBS Securities LLC (as used in this section, “UBS Securities”) have entered into a non-exclusive license agreement providing for the license to Wells Fargo & Company and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Dow Jones – UBS Commodity Index, which is owned and published by CME Indexes, as assignee of Dow Jones, and UBS Securities in connection with certain securities, including the notes.

The license agreement between Wells Fargo & Company, Dow Jones and UBS Securities provides that the following language must be set forth in this product supplement.

“Dow Jones®”, “DJ”, “UBS” “Dow Jones – UBS Commodity IndexSM,” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Wells Fargo & Company.”

“The notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Wells Fargo & Company in connection with the notes is the licensing of certain trademarks, trade names and service marks and of the Dow Jones – UBS Commodity Index, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Wells Fargo & Company or the notes. Dow Jones and UBS Securities have no obligation to take the needs of Wells Fargo & Company or the owners of the notes into consideration in determining, composing or calculating the Dow Jones – UBS Commodity Index. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to note customers, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by Wells Fargo & Company, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones – UBS Commodity Index and the Dow Jones – UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indices and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones – UBS Commodity Index and the notes.

This product supplement relates only to the notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones – UBS Commodity Index components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones – UBS Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates. The information in this product supplement regarding the Dow Jones – UBS Commodity Index components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones – UBS Commodity Index components in connection with the notes. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones – UBS Commodity Index components, including, without limitation, a description of factors that affect the prices of such Dow Jones – UBS Commodity Index components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES – UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY WELLS FARGO & COMPANY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES – UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES – UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND WELLS FARGO & COMPANY, OTHER THAN UBS AG.”

THE ROGERS INTERNATIONAL COMMODITY INDEX® — EXCESS RETURN

We obtained all information contained in this product supplement regarding the Rogers International Commodity Index® — Excess Return, including, without limitation, its make-up, method of calculation and changes in its components, from Beeland Interests, Inc. (“Beeland”) or other publicly available information. That information reflects the policies of, and is subject to change by, Beeland. Beeland has no obligation to continue to publish, and may discontinue publication of, the Rogers International Commodity Index® — Excess Return at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the Rogers International Commodity Index® — Excess Return.

Overview

The Rogers International Commodity Index — Excess Return is a composite, U.S. dollar-based index created by James Beeland Rogers, Jr. (“Rogers”) in the late 1990s. The Rogers International Commodity Index — Excess Return is owned by Beeland and maintained by the RICI Committee (as defined herein). As of January 12, 2009, CQG, Inc. (“CQG”) has been appointed as the official global calculation agent for the Rogers International Commodity Index — Excess Return. Entities other than CQG may continue to calculate the level of the Rogers International Commodity Index — Excess Return, but the starting price and the ending price of the Rogers International Commodity Index — Excess Return will be based on the level provided by CQG.

Below is a list of the commodities included in the Rogers International Commodity Index — Excess Return (the “Index Components”), together with the symbol for the corresponding futures contracts that comprise the Rogers International Commodity Index — Excess Return (the “Designated Contracts”), exchange, currency and Initial Weights (as defined below):

Index Components	Designated Contract Symbol	Exchange	Currency	Initial Weights*
ENERGY
Crude Oil	CL	NYMEX	USD	21.00%
Brent	BRN	ICE EU1	USD	14.00%
Natural Gas	NG	NYMEX	USD	3.00%
RBOB Gasoline	RB	NYMEX	USD	3.00%
Heating Oil	HO	NYMEX	USD	1.80%
Gas Oil	GAS	ICE EU	USD	1.20%

Total Energy				44.00%

[1]

ICE Futures through its affiliate ICE Data LLP provides the pricing data for the ICE components of the Rogers International Commodity Index — Excess Return and such data is used subject to license by ICE Futures and ICE Data LLP; but for such license Beeland would not have the right to use such pricing data in providing the Rogers International Commodity Index — Excess Return values through CQG. The ICE pricing data is provided “as is” and without representation or warranty.

“Jim Rogers”, “James Beeland Rogers, Jr.”, and “Rogers” are trademarks and service marks of, and “Rogers International Commodity Index” and “RICI” are registered service marks of, Beeland Interests, Inc., (“Beeland”), which is owned and controlled by James Beeland Rogers, Jr., (“Rogers”), and are used subject to license by us. The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr.

Index Components	Designated Contract Symbol	Exchange	Currency	Initial Weights*
AGRICULTURE
Wheat	W	CBOT	USD	6.00%
Corn	C	CBOT	USD	4.75%
Cotton	CT	ICE US	USD	4.20%
Soybeans	S	CBOT	USD	3.35%
Coffee	KC	ICE US	USD	2.00%
Soybean Oil	BO	CBOT	USD	2.00%
Sugar	SB	ICE US	USD	2.00%
Cocoa	CC	ICE US	USD	1.00%
Lumber	LB	CME	USD	1.00%
Rubber	81	TOCOM	JPY	1.00%
Wheat	KW	KCBT[2]	USD	1.00%
Canola	RS	ICE Canada	CAD	0.75%
Soybean Meal	SM	CBOT	USD	0.75%
Orange Juice	OJ	ICE US	USD	0.60%
Oats	O	CBOT	USD	0.50%
Rice	RR	CBOT	USD	0.50%
Rapeseed	ECO	NYSE Liffe	EUR	0.25%
Azuki Beans	101	TGE	JPY	0.15%

Total Agriculture				31.80%

INDUSTRIAL METALS
Aluminum	AH	LME[3]	USD	4.00%
Copper	CA	LME	USD	4.00%
Nickel	NI	LME	USD	1.00%
Zinc	ZS	LME	USD	2.00%
Tin	SN	LME	USD	1.00%
Lead	PB	LME	USD	2.00%

Total Industrial Metals				14.00%

PRECIOUS METALS
Gold	GC	COMEX	USD	3.00%
Silver	SI	COMEX	USD	2.00%
Platinum	PL	NYMEX	USD	1.80%
Palladium	PA	NYMEX	USD	0.30%

Total Precious Metals				7.10%

LIVESTOCK
Live Cattle	LC	CME	USD	2.00%
Lean Hogs	LH	CME	USD	1.00%
Greasy Wool	GW	SFE	AUS	0.10%

Total Livestock				3.10%

[2]

The Board of Trade of Kansas City, Missouri, Inc., or KCBT, is neither an issuer, manager, operator nor guarantor of products based on the Rogers International Commodity Index® or any sub-index thereof, or a partner, affiliate or joint venture of any of the foregoing. KCBT has not approved such products or their terms. KCBT may from time to time change its rules or bylaws, including those relating to the specifications of futures contracts on which the value of the Rogers International Commodity Index® or any sub-index thereof and/or such products are derived and the manner in which KCBT settlement prices are determined or disseminated. KCBT may from time to time take emergency action under its rules which could affect KCBT settlement prices. KCBT is not responsible for any calculations involving the Rogers International Commodity Index® or any sub-index thereof or such products.

[3]

The London Metal Exchange Limited provides the pricing data for the LME components of the Index. All references to the LME pricing data are used with the permission of the LME and LME has no involvement with and accepts no responsibility for any Index product or any part of the Rogers International Commodity Index®, Rogers International Commodity Index® — Metals, Rogers International Commodity Index® — Industrial Metals, their suitability as the basis for an investment, or their future performance.

*	The weights shown above are the weights of each Index Component as of the January 2010 roll period.

The RICI® Committee

The RICI Committee formulates and enacts all business assessments and decisions regarding the calculation, composition and management of the Rogers International Commodity Index — Excess Return. Rogers, as the founder and sole owner of Beeland, chairs the RICI Committee and is the final arbiter of its decisions. Beside Rogers, representatives of the following parties are members of the RICI Committee: (1) UBS AG, (2) Daiwa Asset Management, (3) Beeland Management Company, (4) Diapason Commodities Management S.A., (5) ABN Amro, (6) Merrill Lynch & Co., Inc. and (7) CQG. Exclusively, Rogers, as chairman of the RICI Committee, is authorized to designate new members of the RICI Committee, if necessary.

The RICI Committee usually meets once a year during the month of December to consider changes in the components and weights of the Rogers International Commodity Index — Excess Return for the following calendar year; however, the RICI Committee may assemble additionally on any other day of the year to deal with exceptional circumstances.

Index Composition

The Process

The contracts chosen for the basket of commodities that are included in the Rogers International Commodity Index — Excess Return are required to fulfill the various conditions described below. Generally, the selection and weights of the items in the Rogers International Commodity Index — Excess Return are reviewed annually by the RICI Committee, and weights for the next year are assigned every December. The composition of the Rogers International Commodity Index — Excess Return is modified only on rare occasions, in order to maintain investability and stability, and the composition of the Rogers International Commodity Index — Excess Return generally will not be changed unless exceptional circumstances in fact occur. Such “exceptional circumstances” may include (but are not restricted to):

•	continuous adverse trading conditions for a single contract (e.g., trading volume collapses); or

•	critical changes in the global consumption pattern (e.g., scientific breakthroughs that fundamentally alter consumption of a commodity).

To date, there have been few changes in the components of the Rogers International Commodity Index — Excess Return.

Exchanges and Non-Traded Items

All commodities contracts included in the Rogers International Commodity Index — Excess Return must be publicly traded on recognized exchanges in order to ensure ease of tracking and verification. The 13 international exchanges currently recognized by the RICI Committee are:

1.	Chicago Mercantile Exchange (USA) (the “CME”)
2.	Chicago Board of Trade (USA) (the “CBOT”)
3.	ICE Futures US (USA) (the “ICE US”)
4.	New York Mercantile Exchange (USA) (the “NYMEX”)
5.	ICE Futures Canada (the “ICE Canada”)
6.	ICE Futures Europe (UK) (the “ICE EU”)
7.	London Metal Exchange (UK) (the “LME”)

8.	Sydney Futures Exchange (Australia) (the “SFE”)
9.	The New York Commodities Exchange (USA) (the “COMEX”)
10.	The Tokyo Commodity Exchange (Japan) (the “TOCOM”)
11.	Tokyo Grain Exchange (Japan) (the “TGE”)
12.	NYSE Liffe (EU – Paris market) (the “NYSE Liffe”)
13.	Kansas City Board of Trade (USA) (the “KCBT”)

General Contract Eligibility

A commodity contract may be considered suitable for inclusion in the Rogers International Commodity Index — Excess Return if it plays a significant role in worldwide (developed and developing economies) consumption. “Worldwide consumption” is measured via tracking international import and export patterns, and domestic consumption environments of the world’s prime commodity consumers. Only raw materials that reflect the current state of international trade and commerce are eligible to be included in the Rogers International Commodity Index — Excess Return. Commodities that are merely linked to national consumption patterns will not be considered. The Rogers International Commodity Index — Excess Return is not related to any commodities production data.

Commodity Screening Process

Data of private and governmental providers concerning the world’s top consumed commodities is actively monitored and analyzed by the members of the RICI Committee throughout the year. In order to obtain the most accurate picture of international commodities consumption, a wide range of sources on commodities demand and supply is consulted. The findings of this research are then condensed into the different commodities contracts weights included in the Rogers International Commodity Index — Excess Return. Sources on the world’s commodity consumption data include:

•	Industrial Commodity Statistics Yearbook, United Nations (New York)

•	Commodity Trade Statistics Database, United Nations Statistics Division (New York)

•	Copper Bulletin Yearbook, International Copper Study Group (Lisbon)

•	Foreign Agricultural Service’s Production, Supply and Distribution Database, U.S. Department of Agriculture (Washington, D.C.)

•	Manufactured Fiber Review, Fiber Economics Bureau, Inc. (Arlington, VA)

•	Monthly Bulletin, International Lead and Zinc Study Group (London)

•	Quarterly Bulletin of Cocoa Statistics, International Cocoa Organization (London)

•	Rubber Statistical Bulletin, International Rubber Study Group (London)

•	Statistical Bulletin Volumes, Arab Gulf Cooperation Council (GCC) (Saudi Arabia)

•	Sugar Yearbook, International Sugar Organization (ISO) (London)

•	World Agriculture Assessments of Intergovernmental Groups, Food & Agriculture Organization of the United Nations (Rome)

•	World Commodity Forecasts, Economist Intelligence Unit (London)

•	World Cotton Statistics, International Cotton Advisory Committee (Washington, D.C.)

•	World Metals Statistics, World Bureau of Metal Statistics (London)

Contract Characteristics

In order to decide whether a specific commodity contract is actually investable, the RICI Committee screens the volume and liquidity data of international exchanges, published on a regular basis by the American Futures Industry Association (Washington D.C., United States). Additionally, individual exchange data on contracts may also be included in the process.

If a commodity contract trades on more than one exchange, the most liquid contract globally, in terms of volume and open interest, which generally reflects the total number of options and/or futures contracts that are available for trading on a particular day, combined, is then selected for inclusion in the Rogers International Commodity Index — Excess Return, taking legal considerations into account. Beyond liquidity, the RICI Committee seeks to include the contract representing the highest quality grade of a specific commodity.

Index Weights

Initial Weights

The initial weights of the futures contracts in the Rogers International Commodity Index —Excess Return beginning with the January 2010 roll period are set forth in the chart above (the “RICI Initial Weights”).

Changes in Weights and/or Index Composition

As noted, the RICI Committee reviews the selection and weights of the futures contracts in the Rogers International Commodity Index — Excess Return annually or as exceptional circumstances arise. Thus, weights and components are potentially reassigned during each month of December as part of the annual review process for the following year or during any other month due to exceptional circumstances if the RICI Committee so determines in its sole discretion that a revision is necessary.

Rolling of Contracts

All the futures contracts used to calculate the Rogers International Commodity Index — Excess Return are rolled each month pursuant to rules announced by the RICI Committee. The Rogers International Commodity Index — Excess Return usually rolls over three days and the “roll period” usually starts on the day prior to the last RICI Business Day (as defined below) of the month and ends on the first RICI Business Day of the following month. On the last day of the roll period, the roll is completed unless the roll period is extended for an Index Component as a result of a RICI Market Disruption Event. Generally, if the next calendar month of a futures contract includes a first notice day, a delivery day or historical evidence that liquidity migrates to a next contract month during this period, then the next contract month is intended to be applied to calculate the Rogers International Commodity Index — Excess Return, taking legal constraints into account. For example, during the November roll period, the January Crude Oil contract is replaced by the February Crude Oil contract.

In 2008, the RICI Committee replaced the three-month forward LME contract with the appropriate third Wednesday contract and defined a new roll matrix for each LME contract included in the Rogers International Commodity Index — Excess Return. For the new contracts, the real time calculation uses the last official price of the third Wednesday contract adjusted by the real time change of the corresponding three-month forward contract. This change was implemented during the January 2008 roll period.

RICI® Market Disruption Events

A “RICI Market Disruption Event” will be deemed to have occurred on any day upon which the trading of a contract involved in the Rogers International Commodity Index — Excess Return calculation is disrupted or the fair determination of its price is interfered with due to the following:

a.	The contract trades at the price set by the exchange to be the limit of its permissible trading range at any point in the last fifteen minutes of trading.

b.	No settlement price for that contract is determined by midnight on the day of trading in the time zone in which the exchange is located.

c.	The exchange upon which the contract trades closes trading in that contract at a time prior to the published closing time, unless the altered closing time was brought to public attention by the closing time on the trading day prior to the day in question.

d.	The settlement closing price published by the exchange is not deemed, in the opinion of the RICI Committee, to properly reflect the fair price of that contract as determined by its free and fair trading on that exchange.

If a RICI Market Disruption Event occurs during the roll or rebalancing period for one or more commodities, the specific contracts involved are neither rolled nor rebalanced on that day. For those contracts, the roll weights and the Monthly Contract Weights (“MCWs”) remain identical to the values they had on the RICI Business Day immediately preceding the RICI Market Disruption Event. The roll period and the rebalancing period will be extended for this or these particular commodities only until the next available business day upon which no RICI Market Disruption Event occurs for that or those commodities. Outside of the roll and rebalancing period, the Rogers International Commodity Index —Excess Return is calculated using the last trading price available on the exchange. In particular, the calculation of the MCWs will, in the normal course of events, take place using the last price available regardless of whether a RICI Market Disruption Event has occurred. However, under extreme conditions the RICI Committee reserves the right to adjust any prices used in the Rogers International Commodity Index — Excess Return calculation. This may occur if the settlement price is deemed to materially differ from the fair price for that commodity determined by trading on that day and that use of the official settlement price would not be in the interest of Rogers International Commodity Index — Excess Return investors. In this case an alternative settlement price or prices may be determined and used for the Rogers International Commodity Index — Excess Return calculation until fair trading is resumed and the exchange quoted settlement price can again be relied upon. In this case, the prices used in the calculation of the Rogers International Commodity Index — Excess Return and the calculation of MCWs will be published along with the mechanism for their determination. Should any exchange amend the settlement price for a contract involved in the Rogers International Commodity Index — Excess Return calculation and do so in a timely manner the RICI Committee may, if deemed appropriate, reflect this change by adjusting the published level of the Rogers International Commodity Index — Excess Return. If after a period of five business days, no settlement price has been made available by the applicable exchange, the RICI Committee will determine, in good faith, the settlement prices necessary for the rolling of the contracts and for the calculation of the Rogers International Commodity Index — Excess Return.

A “RICI Business Day” is a day on which all United States-based exchanges that list futures contracts included in the Rogers International Commodity Index — Excess Return are open for business (including half-day opening).

Rebalancing of the Index Components

The Rogers International Commodity Index — Excess Return is rebalanced monthly during each roll period towards the RICI Initial Weights.

Data Source

The Rogers International Commodity Index — Excess Return calculation is based on the official commodity exchanges’ prices of the futures contracts used.

Exceptional Occurrences

If, for any reason, one of the components included in the Rogers International Commodity Index — Excess Return ceases to exist or its liquidity collapses to unacceptable levels, or any other similar event occurs with similar consequences, as determined at the discretion of the RICI Committee, the RICI Committee will call an exceptional meeting to assess the situation and decide on a replacement for this component or on a change in the weights. As an example of an exceptional occurrence, following the fall of the Malaysian ringgit in 1998, the liquidity of the Palm Oil futures contract on the Kuala Lumpur Commodity Exchange collapsed to a point where it became impossible to trade it. In that case, the Palm Oil futures contract was replaced by the Soybean Oil contract that trades on the CBOT. The RICI Committee decided to reduce during the May 2008 roll period the weight of Azuki Beans and increase the weight of Soybeans due to a lack of liquidity in the Azuki Bean Designated Contract. Similarly, the RICI Committee decided to reduce during the August 2009 roll period the weight of Barley to 0.00% and increase the weight of Canola due to lack of liquidity in the Barley contract.

Exchange Rates

The foreign exchange rates used to convert the value of the futures contracts denominated in its original currency into U.S. dollars are determined according to market standards and practices and are adjusted by a “CRY Factor”. The “CRY Factor” is the adjusting factor used in the foreign currency conversion and is either +1 or -1 depending on the currency.

License Agreement Between Beeland and Wells Fargo & Company

Wells Fargo & Company and Beeland have entered into a non-exclusive license agreement providing for a license to us, in exchange for a fee, of the right to use the Rogers International Commodity Index — Excess Return, which is owned and published by Beeland, in connection with the issuance of notes linked to the Rogers International Commodity Index — Excess Return.

The license agreement between us and Beeland provides that the following language must be stated in this product supplement:

“The notes are not sponsored, endorsed, sold or promoted by Beeland or Rogers. Neither Beeland nor Rogers makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this product supplement, or the advisability of investing in securities or commodities generally, or in the notes linked to the Rogers International Commodity Index — Excess Return or in futures particularly.

BEELAND DOES NOT, NOR DOES ANY OF ITS AFFILIATES OR AGENTS, GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX (“RICI”), ANY SUB-INDEX THEREOF OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES LINKED TO THE ROGERS INTERNATIONAL COMMODITY INDEX® — EXCESS RETURN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE NOTES LINKED TO THE ROGERS INTERNATIONAL COMMODITY INDEX® — EXCESS RETURN. BEELAND DOES NOT, NOR DOES ANY OF ITS AFFILIATES OR AGENTS, MAKE ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI, ANY SUB-INDEX THEREOF, AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND OR ANY OF ITS AFFILIATES OR AGENTS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

THE S&P GSCI™ INDICES

We obtained all information contained in this product supplement regarding the S&P GSCI™ Indices (as defined below) including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. That information reflects the policies of, and is subject to change by, Standards & Poor’s, a division of The McGraw-Hill Companies, Inc., the index sponsor (“S&P”). S&P has no obligation to continue to publish, and may discontinue publication of, any of the S&P GSCI Indices. We make no representation or warranty as to the accuracy or completeness of any information relating to the S&P GSCI Indices.

The notes may be linked to the performance of the S&P GSCI™ Index Excess Return (“S&P GSCI Excess Return”) or certain of the S&P GSCI Excess Return’s commodity sector sub-indices: the S&P GSCI™ Agriculture Index Excess Return (the “Agriculture Index”), the S&P GSCI™ Energy Index Excess Return (the “Energy Index”), the S&P GSCI™ Industrial Metals Index Excess Return (the “Industrial Metals Index”), the S&P GSCI™ Livestock Index Excess Return (the “Livestock Index”) and the S&P GSCI™ Precious Metals Index Excess Return (the “Precious Metals Index”) (each a “S&P GSCI Sector Index,” and together, the “S&P GSCI Sector Indices”), or the S&P GSCI Excess Return’s single commodity sub-indices, including the S&P GSCI™ Crude Oil Index Excess Return (the “Crude Oil Index”), S&P GSCI™ Natural Gas Index Excess Return (the “Natural Gas Index”), and the S&P GSCI™ Wheat Index Excess Return (the “Wheat Index”) (each a “S&P GSCI Single Component Index,” and collectively, the “S&P GSCI Single Component Indices”). We refer to the S&P GSCI Single Component Indices and S&P GSCI Sector Indices collectively as the “S&P GSCI Component Indices,” and together with the S&P GSCI Excess Return, the “S&P GSCI Indices,” and each, a “GSCI Index.”

General

The S&P GSCI Indices are published by S&P and are determined, composed and calculated by S&P, without regard to the notes. Each S&P GSCI Component Index is a sub-index of the S&P Goldman Sachs Commodity Index (the “S&P GSCI”), formerly known as the Goldman Sachs Commodity Index, and the S&P GSCI Excess Return, formerly known as the Goldman Sachs Commodity Index Excess Return. The S&P GSCI Excess Return is a sub-index of the S&P GSCI. The S&P GSCI Excess Return is based on the price levels of the futures contracts included in the S&P GSCI plus any excess return resulting from the discount or premium obtained by “rolling” forward to nearby futures contracts as the hypothetical positions in the futures contracts included in the S&P GSCI approach delivery. The S&P GSCI, the S&P GSCI Excess Return and the S&P GSCI Component Indices are proprietary indices that Goldman Sachs & Co. (“Goldman Sachs”) developed. Effective February 8, 2007, Goldman Sachs Group, Inc. (the “Goldman Group”) completed a transaction with S&P by which the Goldman Group sold to S&P all of the rights of the Goldman Group in the S&P GSCI and related indices.

The S&P GSCI is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The S&P GSCI is also calculated primarily on a world-production weighted basis and comprises the principal physical commodities that are the subject of active, liquid futures markets. There is no limit on the number of contracts that may be included in the S&P GSCI. Goldman Sachs began publishing the S&P GSCI and its indices and sub-indices in

“Standard & Poor’s®,” “S&P®” and “S&P GSCI®” are trademarks of Standard & Poor’s and have been licensed for use by us.

1991 and calculated the historical value of the S&P GSCI and related indices beginning on January 2, 1970. The S&P GSCI and the S&P GSCI Excess Return have been normalized to a value of 100 on January 2, 1970. The contracts currently included in the S&P GSCI are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYMEX”), ICE Futures Europe, ICE Futures U.S., the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBOT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”).

S&P calculates and publishes the value of the S&P GSCI and of each S&P GSCI Index. These calculations are performed continuously on each business day. Quotations for the S&P GSCI and each S&P GSCI Index may be found on Bloomberg. In addition, a number of other data vendors publish S&P GSCI quotations. S&P publishes an official daily settlement price for the S&P GSCI and the each S&P GSCI Index on each day on which the offices of S&P in New York are open for business between 4:00 p.m. and 6:00 p.m., New York time.

S&P GSCI Sector Indices

The Agriculture Index is a world production-weighted index of certain agricultural commodities in the world economy, including wheat, red wheat, corn, soybeans, cotton, sugar, coffee, and cocoa. As of September 15, 2010, the Agriculture Index composed 16.33% of the total S&P GSCI Excess Return. In turn, as of that date, 25.04% of the value of the Agriculture Index was determined by futures contracts for wheat (Chicago Wheat), 5.11% of the value was determined by futures contracts for red wheat (Kansas Wheat), 24.76% of the value was determined by futures contracts for corn, 14.46% of the value was determined by futures contracts for soybeans, 8.46% of the value was determined by futures contracts for cotton, 14.21% of the value was determined by futures contracts for sugar, 6.04% of the value was determined by futures contracts for coffee and 1.93% of the value was determined by futures contracts for cocoa. The agriculture futures contracts currently included in the S&P GSCI Excess Return and the Agriculture Index are future contracts traded on the CBOT, ICE Futures US, and KBT.

The Energy Index is a world production-weighted index of certain energy commodities in the world economy, including WTI crude oil, Brent crude oil, RBOB gasoline, No. 2 heating oil, gasoil and natural gas. As of September 15, 2010, the Energy Index composed 67.04% of the total S&P GSCI Excess Return. In turn, as of that date, 51.74% of the value of the Energy Index was determined by futures contracts for WTI crude oil, 21.36% of the value was determined by futures contracts for Brent crude oil, 6.12% of the value was determined by futures contracts for RBOB gasoline, 6.79% of the value was determined by futures contracts for No. 2 heating oil, 8.54% of the value was determined by futures contracts for gasoil and 5.44% of the value was determined by futures contracts for natural gas. The energy futures contracts currently included in the S&P GSCI Excess Return and the Energy Index are future contracts traded on the NYMEX, ICE Futures US, and ICE Futures UK.

The Industrial Metals Index is a world production-weighted index of certain industrial metals commodities in the world economy, including high grade primary aluminum, copper grade A, standard lead, primary nickel and special high grade zinc. As of September 15, 2010, the Industrial Metals Index composed 8.32% of the total S&P GSCI Excess Return. In turn, as of that date, 30.00% of the value of the Industrial Metals Index was determined by futures contracts for high grade primary aluminum, 45.17% of the value was determined by futures contracts for copper grade A, 5.95% of the value was determined by futures contracts for standard lead, 10.84% of the value was determined by futures contracts for primary nickel and 8.04% of the value was determined by futures contracts for special high grade zinc. The industrial metals futures contracts currently included in the S&P GSCI Excess Return and the Industrial Metals Index are future contracts traded on the LME.

The Livestock Index is a world production-weighted index of certain livestock commodities in the world economy, including live cattle, feeder cattle and lean hogs. As of September 15, 2010, the Livestock Index Component composed 4.82% of the total S&P GSCI Excess Return. In turn, as of that date, 58.08% of the value of the Livestock Index was determined by futures contracts for live cattle, 9.48% of the value was determined by futures contracts for feeder cattle and 32.43% of the value was determined by futures contracts for lean hogs. The livestock futures contracts currently included in the S&P GSCI Excess Return and the Livestock Index are futures contracts traded on the CME.

The Precious Metals Index is a world production-weighted index consisting of two precious metals commodities in the world economy: gold and silver. As of September 15, 2010, the Precious Metals Index composed 3.50% of the total S&P GSCI Excess Return. In turn, as of that date, 88.66% of the value of the Precious Metals Index was determined by futures contracts for gold and 11.34% of the value was determined by futures contracts for silver. The precious metals futures contracts currently included in the S&P GSCI and the Precious Metals Index are future contracts traded on the CMX.

S&P GSCI Single Component Indices

The Crude Oil Index is a world production-weighted index of WTI crude oil commodities in the world economy. As of September 15, 2010, the Crude Oil Index composed 34.69% of the total S&P GSCI Excess Return. As of the date of this product supplement, 100% of the Crude Oil Index consisted of futures contracts for WTI light sweet crude oil traded on the NYMEX.

The Natural Gas Index is a regional production-weighted index of natural gas commodities in the North American economy. As of September 15, 2010, the Natural Gas Index composed 3.65% of the total S&P GSCI Excess Return. As of the date of this product supplement, 100% of the Natural Gas Index consisted of natural gas futures contracts traded on the NYMEX. For purposes of calculating the total dollar value traded, the Natural Gas Index also takes into account the trading volume of the Intercontinental Exchange Henry Hub Natural Gas Cleared Swap.

The Wheat Index is a world production-weighted index of CBOT wheat commodity markets in the world economy. As of September 15, 2010, the Wheat Index composed 4.09% of the total S&P GSCI Excess Return. As of the date of this product supplement, 100% of the Wheat Index consisted of the futures contracts for CBOT wheat. The CBOT wheat futures contracts currently included in the S&P GSCI and the Wheat Index are CBOT futures contracts traded on the CME.

The Index Committee and Advisory Panel

S&P has established an Index Committee consisting of five members appointed by S&P to oversee the daily management and operation of the S&P GSCI, the index rules that govern the S&P GSCI, and the annual rebalancing of the S&P GSCI. At each meeting, the Index Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters. S&P has also established an Advisory Panel, consisting of a number of industry and investment leaders drawn from organizations that use the S&P GSCI or which are active participants or observers of the global commodities markets, to assist it in connection with the operation of the S&P GSCI. The Advisory Panel meets on an annual basis and at other times upon the request of the Index Committee. The principal purpose of the Advisory Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the S&P GSCI. The Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCI are made by the Index Committee. Both S&P and Goldman Sachs are represented on the Advisory Panel.

Composition of the S&P GSCI

Contract Eligibility

In order to be included in the S&P GSCI, a contract must satisfy the following eligibility criteria:

1.	The contract must:

a.	be in respect of a physical commodity and not a financial commodity;

b.	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

c.	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

d.	the exchange, facility or platform, referred to as a trading facility, on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (as discussed below) included in the S&P GSCI that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (as discussed below).

2.	The commodity must be the subject of a contract that:

a.	is denominated in U.S. dollars;

b.	is traded on a trading facility that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

•	makes price quotations generally available to its members or participants (and, if S&P is not such a member or participant, to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers (i.e., it must not be a single-dealer platform);

•	is accessible by a sufficiently broad range of participants; and

c.	with respect to inclusion within the S&P GSCI Component Indices, a contract must be in respect of the physical commodity that is described by a specific S&P GSCI Single Component Index or within the commodity sector included in a S&P GSCI Sector Index.

3.	The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI. In appropriate circumstances, however, S&P, in consultation with the Index Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

4.	At and after the time a contract is included in the S&P GSCI, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if S&P is not such a member or participant, to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

5.	For a contract to be eligible for inclusion in the S&P GSCI, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

6.	A contract that is not included in the S&P GSCI at the time of determination and that is based on a commodity that is not represented in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

7.	A contract that is already included in the S&P GSCI at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI must, in order to continue to be included in the S&P GSCI after such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

8.	A contract that is not included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to be added to the S&P GSCI at such time, have a total dollar value traded, over the relevant period, and annualized of at least U.S. $30 billion.

9.	A contract that is already included in the S&P GSCI at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI at such time must, in order to continue to be included in the S&P GSCI after such time, have a total dollar value traded, over the relevant period, and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

10.	A contract that is already included in the S&P GSCI at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (as defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI and each contract’s percentage of the total is then determined.

11.	A contract that is not included in the S&P GSCI at the time of determination must, in order to be added to the S&P GSCI at such time, have a reference percentage dollar weight of at least 1.00%.

12.	In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the S&P GSCI in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI attributable to such commodity exceeding the level specified by the S&P GSCI methodology as described below under “Contract Quantity.”

13.	If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the S&P GSCI, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI attributable to it.

14.	S&P, in consultation with the Index Committee, may exclude from the S&P GSCI a contract that otherwise satisfies the criteria and conditions for inclusion if, in its reasonable judgment, the contract’s trading window is insufficient to support the tradability of the S&P GSCI.

The S&P GSCI methodology provides for inclusion of contracts, such as swaps and forward contracts, traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform.

Contract Quantity

The quantity of each of the contracts included in the S&P GSCI is determined on the basis of a five-year average (referred to as the world production average) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P, in consultation with its Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only S&P GSCI commodity not calculated on a world-production basis and is instead calculated on the basis of regional-production, which is based on North American production.

The five-year moving average is updated annually for each commodity included in the S&P GSCI, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the S&P GSCI, in consultation with the Index Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI. Commodities included in the S&P GSCI which no longer satisfy such criteria, if any, will be deleted.

S&P, in consultation with the Index Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI are necessary or appropriate in order to assure that the S&P GSCI represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Index Committee.

Contract Expirations

Because the S&P GSCI comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI for each commodity during a given year are designated by S&P, in consultation with the Index Committee, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCI Excess Return

The value of the S&P GSCI Excess Return is calculated on the basis of the contract daily return. The contract daily return on any given business day is equal to the total dollar weight of each S&P GSCI Index on such business day divided by the total dollar weight of each S&P GSCI Index on the preceding business day, minus one.

On any given day, the total dollar weight of each S&P GSCI Index is the sum for each component commodity of:

•	the daily contract reference price;

•	multiplied by the appropriate CPWs; and

•	during a roll period, multiplied by the appropriate “roll weights” (as discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI also takes place over a period of days at the beginning of each month (referred to as the roll period). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•

the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the S&P GSCI Component Indices

The value of any of the S&P GSCI Component Indices on any business day is equal to the product of (1) the value of the underlying futures contracts on the immediately preceding business day multiplied by (2) one plus the contract daily return of the applicable S&P GSCI Component Index on the business day on which the calculation is made.

License Agreement between S&P and Wells Fargo & Company

Wells Fargo & Company and S&P have entered into a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use any of the S&P GSCI Indices in connection with the issuance of the notes.

The license agreement between us and S&P provides that the following language must be stated in this product supplement:

“The notes are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of each S&P GSCI Index to track general stock market performance. S&P’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of S&P and of each S&P GSCI Index, which S&P GSCI Indices are determined, composed and calculated by S&P without regard to Wells Fargo & Company or the notes. S&P has no obligation to take the needs of Wells Fargo & Company or the owners of the notes into consideration in determining, composing or calculating each S&P GSCI Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF EACH S&P GSCI INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY WELLS FARGO & COMPANY, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF EACH S&P GSCI INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO EACH S&P GSCI INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

Wells Fargo & Company

Medium-Term Notes, Series K

Commodity Linked Securities

Upside Participation With Partial Downside Protection

PRODUCT SUPPLEMENT

Wells Fargo Securities

Morgan Stanley

September 20, 2010